UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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COMSCORE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER FROM OUR CHIEF EXECUTIVE OFFICER

AND EXECUTIVE VICE CHAIRMAN

April 29, 2021

Dear fellow stockholders,

As we started 2020, no one could have predicted what lay ahead. From the COVID-19 pandemic to social justice concerns to the political season and an overall increased focus on consumer privacy protections, businesses have been impacted by wave after wave of changes and media audience behavior shifts. The good news as I write this, is that I believe Comscore is strongly positioned today to succeed as we move into a new era of growth and opportunity measuring consumers’ media and purchasing behaviors.

My optimism for the future of our business is driven by the fact that amid the turmoil of the pandemic, we marked an inflection point in media and advertising that steers into Comscore’s key market advantages as an independent third-party measurement leader. The pandemic has accelerated the evolution of consumer behaviors and consumption. Consumers today are in the driver’s seat when it comes to how they enjoy media – whether it be at the box office, on an app (OTT), on a digital device, or on traditional TV.

In this new era, buying and selling media simply based on age and gender – the industry’s traditional approach – is no longer sufficient. We have reached a juncture where we need to target audiences based on who they are, what they like and what they do. We know that media will never be the same, and neither will its currency upon which all business is conducted. This is why Comscore has built a currency designed for today’s environment, where media companies and brands are taking an audience-centric and outcome-based approach to planning and buying and requiring impressions to evaluate their success.

Comscore’s privacy-focused and census-based approach to measurement of the digital, TV, and movie industries positions us to win in this new reality. Using all our proprietary processes and tools from the connected home, Smart TVs, laptops, PC and mobile devices, marketers get a complete and unduplicated view of where their audience is seeing content to be able to get maximum return on their ad spend. Only Comscore has the infrastructure and audience assets needed to capture the precise measurement of today’s fragmented media climate in a privacy-safe way that enables advertisers to drive better business outcomes.

Looking Ahead in 2021

We began 2021 with a watershed moment in our company’s history. We secured three strong new strategic investors – Charter Communications, Qurate Retail, Inc., and Cerberus Capital Management – that allowed us to substantially eliminate our outstanding debt, providing us the financial flexibility to execute our strategic plan. The new investment framework also delivered unmatched data licenses and preferred partnerships that will unlock new product innovation and enhancements to our existing suite of solutions. We are confident this new framework will accelerate the industry’s shift to census-based audience and impression measurement, where Comscore has an advantage in the market.

We are seeing positive signs across many of our business lines. We are gaining momentum with advertising agency clients who are increasingly embracing our advanced audience metrics and rallying around our currencies because of our innovation and our precision. We are focused and excited about our ability to grow revenue with our new strategic partners as the final phase of the pandemic is in sight.

TV/Video

We have witnessed continuing market growth for our television measurement solutions. While other market providers have faced serious questions about the accuracy of their television measurement, demand continues to rise for Comscore’s multi-sourced, massive and passive measurement suite. We expect our TV business to grow this year with the inclusion of new TV data sets and our expanded data rights from TV providers along with connected TVs. We also signed new clients to our Quick Score solution, which delivers preliminary ratings more quickly after a telecast to empower local TV to plan and evaluate with more immediacy. Another growth opportunity at the local level lies with Comscore Consumer Intelligence to deliver immediate insights into what consumers are shopping for by harnessing insights from millions of internet searches and transactions within markets.

Digital

We continued to secure new agreements and renewals for our syndicated digital services over the past year, and we believe our digital services will see positive momentum later this year as the pandemic subsides. This builds on the trend established over the last year with large enterprise-wide clients, who are a critical element of our digital business. We see a significant opportunity to grow our international digital business via integrations with connected TVs in a number of markets.

Movies

Our movie business was uniquely impacted by the pandemic and subsequent closing of theaters across the world. In the midst of many cinema closures, Comscore took the opportunity to support the global film industry by developing innovative, faster, more powerful, and easier-to-use movie measurement offerings. We introduced a new theater management system software and announced our new Comscore Movies Everywhere reporting – a groundbreaking product that will for the first time capture box-office performance, demographics, and marketing effectiveness over the lifespan of a movie. Overall, we believe we will start to grow our movie business again as large studios sign up for Movies Everywhere and as movie theaters continue to reopen.

Conclusion

Comscore is working hard to innovate and bring products and solutions to market that will empower our clients to do their best work. As the world begins to find its way in the “next normal,” I believe Comscore is poised to win.

Our clients trust us because our census-based, panel-informed intelligence is what they need to move their businesses forward.

I thank our investors for your ongoing support, confidence, and trust. Thank you, also, to our new and continuing customers and talented employees for helping to drive our success.

Kindest regards,

Bill Livek

Chief Executive Officer and Executive Vice Chairman

Please refer to Annex A for a description of the risks and uncertainties related to the forward-looking statements included in this proxy statement.

11950 Democracy Drive, Suite 600

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2021

Notice is hereby given that the 2021 annual meeting of stockholders (the “2021 Annual Meeting”) of comScore, Inc. (the “company,” “Comscore,” “we” or “our”) will be held at Carr Workplaces, located at 1818 Library Street, Suite 500, Reston, Virginia 20190 on June 10, 2021, at 11:00 a.m. Eastern Time for the following purposes:

1)

to elect the three nominees named in this proxy statement as Class II directors to serve for terms expiring at our 2024 annual meeting of stockholders, to hold office until their respective successors have been duly elected and qualified;

2)	to approve, on a non-binding advisory basis, the compensation paid to our named executive officers;

3)	to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

4)	to transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.

We intend to hold the 2021 Annual Meeting in person. To support the health and well-being of our stockholders, employees and communities, attendees will be expected to comply with important health and safety protocols, including wearing an appropriate face covering while on the meeting premises, hand washing and/or applying hand sanitizer upon arrival, and practicing social distancing by maintaining at least a six-foot distance from other attendees. You should not attend if you feel unwell or if you have been exposed to COVID-19. Any person in attendance who exhibits cold- or flu-like symptoms or who has been exposed to COVID-19 may be asked to leave for the protection of other attendees. We reserve the right to take any additional precautionary measures deemed appropriate in relation to the meeting, and may ask attendees to leave the meeting if they are not following our procedures. In the event it is not possible or advisable to hold the 2021 Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our website at https://ir.comscore.com/news-events/events-presentations for updated information. If you are planning to attend our meeting, please check the website 10 days prior to the meeting date. As always, we encourage you to vote your shares prior to the meeting.

Stockholders of record at the close of business on April 21, 2021 are entitled to notice of, and to vote at, the 2021 Annual Meeting or any adjournment or postponement thereof. The presence, in person or represented by proxy, of a majority of shares of the company’s common stock, par value $0.001 per share (the “Common Stock”) and Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Convertible Preferred Stock”) issued and outstanding (on an as-converted basis) on the record date will be required to establish a quorum at the 2021 Annual Meeting.

We are furnishing our proxy materials to our stockholders over the Internet rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without affecting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on April 21, 2021 will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and will receive notice of any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders beginning on April 29, 2021.

Your vote is very important. Whether or not you plan to attend the 2021 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section in the proxy statement entitled “Questions and Answers About the 2021 Annual Meeting and Procedural Matters” and the instructions in the Notice of Internet Availability. If you are a stockholder of record of the company’s Common Stock or Series B Convertible Preferred Stock, you may cast your vote by proxy or in person at the 2021 Annual Meeting. If your shares are held by a bank, broker or other nominee, you should instruct such nominee on how to vote your shares.

Thank you for your continued support of Comscore.

Reston, Virginia	By Order of the Board of Directors,
April 29, 2021	Ashley Wright Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 10, 2021.

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2020 are available at:

https://materials.proxyvote.com/20564W

COMSCORE, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2021

Page

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING AND PROCEDURAL MATTERS	2

DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	9

Directors, Director Nominees and Executive Officers	9

Annex A	A-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	A-1

i

COMSCORE, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2021

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), we are pleased to provide access to our proxy materials over the Internet to our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to our stockholders beginning on April 29, 2021. Stockholders will have the ability to access the proxy materials on the website listed above, or to request that a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability will also provide instructions on how you may request that we send future proxy materials to you electronically by e-mail or in printed form by mail. If you elect to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it. We encourage you to elect to receive future proxy materials by e-mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.

This proxy statement and accompanying proxy card and notice are being made available or distributed to stockholders beginning on April 29, 2021.

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING AND PROCEDURAL MATTERS

Q:	Why am I receiving these proxy materials?

A:

The Board of Directors (the “Board”) of comScore, Inc. (the “company,” “Comscore,” “we,” “us” or “our”) has made these proxy materials available to you over the Internet, or is providing printed proxy materials to you, in connection with the Board’s solicitation of proxies for use at Comscore’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) to be held on June 10, 2021, at 11:00 a.m. Eastern Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials are being made available or distributed to you beginning on April 29, 2021. As a stockholder, you are invited to attend the 2021 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Where is the 2021 Annual Meeting?

A:	The 2021 Annual Meeting will be held at 1818 Library Street, Suite 500, Reston, Virginia 20190.

We intend to hold the 2021 Annual Meeting in person. To support the health and well-being of our stockholders, employees and communities, attendees will be expected to comply with important health and safety protocols, including wearing an appropriate face covering while on the meeting premises, hand washing and/or applying hand sanitizer upon arrival, and practicing social distancing by maintaining at least a six-foot distance from other attendees. You should not attend if you feel unwell or if you have been exposed to COVID-19. Any person in attendance who exhibits cold- or flu-like symptoms or who has been exposed to COVID-19 may be asked to leave for the protection of other attendees. We reserve the right to take any additional precautionary measures deemed appropriate in relation to the meeting, and may ask attendees to leave the meeting if they are not following our procedures. In the event it is not possible or advisable to hold the meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting partially or solely by means of remote communication. Please monitor our website at https://ir.comscore.com/news-events/events-presentations for updated information. If you are planning to attend our meeting, please check the website 10 days prior to the meeting date. As always, we encourage you to vote your shares prior to the 2021 Annual Meeting.

Q:	Can I attend the 2021 Annual Meeting?

A:

You are invited to attend the 2021 Annual Meeting if you were a stockholder of record or a beneficial owner as of April 21, 2021 (the “Record Date”) or if you are a proxy holder for a stockholder of record or beneficial owner as of the Record Date. You should bring photo identification and your Notice of Internet Availability, a statement from your bank, broker or other nominee or other proof of stock ownership as of the Record Date, for entrance to the 2021 Annual Meeting. The meeting will begin promptly at 11:00 a.m. Eastern Time, and you should allow ample time for check-in procedures. We will not be able to accommodate guests who were not stockholders as of the Record Date (or proxy holders for such stockholders) at the 2021 Annual Meeting.

Q:	Who is entitled to vote at the 2021 Annual Meeting?

A:

You may vote your shares of Comscore common stock, par value $0.001 per share (“Common Stock”), or Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Convertible Preferred Stock”), if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 80,686,147 shares of Common Stock and 82,527,609 shares of Series B Convertible Preferred Stock issued and outstanding and entitled to vote at the 2021 Annual Meeting. Holders of Common Stock may cast one vote for each share of Common Stock held as of the Record Date on each matter presented. Holders of Series B Convertible Preferred Stock may vote their shares held as of the Record Date on an “as-converted basis” on each matter presented. Such holders will vote together as a single class.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with Comscore’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record,” and the Notice of Internet Availability has been sent directly to you by Comscore. As the stockholder of record, you have the right to grant your voting proxy directly to Comscore or to a third party, or to vote in person at the 2021 Annual Meeting.

If you hold your shares through a bank, broker or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares. Please refer to the voting instruction card provided by your bank, broker or other nominee. You are also invited to attend the 2021 Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2021 Annual Meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the 2021 Annual Meeting.

Q:	How can I vote my shares in person at the 2021 Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted in person at the 2021 Annual Meeting. Shares held beneficially in street name may be voted in person at the 2021 Annual Meeting only if you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2021 Annual Meeting, we recommend that you also submit your vote as instructed on the Notice of Internet Availability and below, to ensure that your shares are represented and so that your vote will be counted even if you later decide not to attend the 2021 Annual Meeting. If you attend the 2021 Annual Meeting, any votes you cast at the meeting in person will supersede your proxy.

Q:	How can I vote my shares without attending the 2021 Annual Meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2021 Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your bank, broker or other nominee. For instructions on how to vote, please refer to the instructions below and those included on the Notice of Internet Availability or, for shares held beneficially in street name, the voting instructions provided to you by your bank, broker or other nominee.

By Telephone or Internet – Stockholders of record may vote by telephone or the Internet by following the instructions on the Notice of Internet Availability to access the proxy materials. If you are a beneficial owner of Common Stock or Series B Convertible Preferred Stock held in street name, please check the voting instructions provided by your bank, broker or other nominee for telephone or Internet voting availability.

By Mail – Stockholders of record may request a paper proxy card from Comscore by following the procedures outlined in the Notice of Internet Availability. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Comscore stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their bank, broker or other nominee and mailing them in the accompanying pre-addressed envelopes.

Q:	How many shares must be present or represented by proxy to conduct business at the 2021 Annual Meeting?

A:

The presence of the holders of a majority of the shares of Common Stock and Series B Convertible Preferred Stock (on an as-converted basis) issued and outstanding and entitled to vote at the 2021 Annual Meeting shall constitute a quorum at the 2021 Annual Meeting. Such stockholders are counted as present at the meeting if (1) they are present in person at the 2021 Annual Meeting or (2) they have properly submitted a proxy. In addition, cast abstentions and broker non-votes (which are described below) are counted as present and entitled to vote for purposes of determining whether a quorum is present. At the close of business on the Record Date, there were 80,686,147 shares of Common Stock issued and outstanding and entitled to vote and 82,527,609 shares of Series B Convertible Preferred Stock issued and outstanding and entitled to vote (representing 80,952,378 shares of Common Stock on an as-converted basis) at the 2021 Annual Meeting; therefore the presence of the holders of at least 80,819,263 shares is required to establish a quorum.

Q:	What proposals will be voted on at the 2021 Annual Meeting?

A:	The proposals scheduled to be voted on at the 2021 Annual Meeting are:

1)

The election of the three nominees named in this proxy statement as Class II directors to serve for terms expiring at our 2024 annual meeting of stockholders, to hold office until their respective successors have been duly elected and qualified;

2)	The approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (known as “Say on Pay”); and

3)	The ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Q:	What is the vote required to approve each of the proposals?

A: Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal No. 1 – Election of Directors	Plurality of votes cast by the shares present in person or represented by proxy at the meeting	No
Proposal No. 2 – Say on Pay Advisory Vote	Affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote	No
Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote	Yes

Q:	How are votes counted?

A:

You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director (Proposal No. 1). The nominees for director receiving the highest number of affirmative votes with respect to each class will be elected as directors for their respective term of office.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals to approve, by non-binding advisory vote, executive compensation (Proposal No. 2), and to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm (Proposal No. 3). An abstention has the same effect as a vote against these proposals.

All shares entitled to vote and represented by properly executed proxies received prior to the 2021 Annual Meeting (and not revoked) will be voted at the 2021 Annual Meeting in accordance with the instructions indicated.

Q:	How does the company’s director resignation policy work?

A:

Our Board has adopted a director resignation policy, which provides that any nominee for director who receives a majority of “withhold” votes in an uncontested election of directors is expected to tender his or her resignation promptly following the certification of the election results. In such event, the Nominating and Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the resignation. The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the certification of the stockholder vote. The company will promptly disclose the Board’s decision (and, if the Board rejects the resignation, the Board’s reasons for doing so).

Q:	What if I do not specify how my shares are to be voted?

A:	If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as recommended by the Board.

If you are a beneficial owner and you do not provide the bank, broker or other nominee that holds your shares with voting instructions, the bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable regulations, banks, brokers and other nominees have the discretion to vote on routine matters, such as Proposal No. 3, but do not have discretion to vote on non-routine matters, such as Proposal No. 1 and Proposal No. 2, which results in a “broker non-vote.” Therefore, if you do not provide voting instructions to your bank, broker or other nominee, such nominee may only vote your shares on Proposal No. 3 and on any other routine matters properly presented for a vote at the 2021 Annual Meeting.

Q:	What is the effect of a broker non-vote?

A:

A broker non-vote with respect to a proposal occurs when shares are held by a bank, broker or other nominee for a beneficial owner and the bank, broker or other nominee does not receive voting instructions from the beneficial owner as to how to vote such shares, and the bank, broker or other nominee does not have the authority to exercise discretion to vote on such proposal.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the 2021 Annual Meeting, but they will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, broker non-votes will not negatively impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal No. 1) or the approval of a majority of the shares present in person or represented by proxy and entitled to vote (Proposal No. 2 and Proposal No. 3).

Q:	What is the effect of not casting a vote at the 2021 Annual Meeting?

A:

If you are the stockholder of record of your shares and you do not vote by proxy card, via telephone, via the Internet or in person at the 2021 Annual Meeting, your shares will not be voted at the 2021 Annual Meeting. If you are a beneficial owner of shares held in street name, it is critical that you provide voting instructions if you want your vote to count in the election of directors (Proposal No. 1) or the Say on Pay advisory vote (Proposal No. 2). As discussed above, banks, brokers and other nominees have the discretion to vote on routine matters, such as Proposal No. 3, but do not have discretion to vote on non-routine matters, such as Proposal No. 1 and Proposal No. 2. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote on these or other non-routine matters, no votes will be cast on your behalf. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Comscore’s independent registered public accounting firm and other routine matters.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote your shares:

1)	“FOR” each of the company’s nominees for election as Class II directors (Proposal No. 1);

2)	“FOR” the approval, on a non-binding advisory basis, of the compensation of the named executive officers (Proposal No. 2); and

3)	“FOR” the ratification of the appointment of Deloitte & Touche LLP as Comscore’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal No. 3).

Q:	What happens if additional matters are presented at the 2021 Annual Meeting?

A.

If any other matters are properly presented for consideration at the 2021 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2021 Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Gregory Fink and Ashley Wright (each officers of the company), or any of them, will have discretion to vote on those matters in accordance with their best judgment. Other than the matters described in this proxy statement, Comscore does not currently know of any other matters that will be raised at the 2021 Annual Meeting.

Q:	Can I change my vote?

A:

If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each voting method), (2) providing a written notice of revocation to Comscore’s Corporate Secretary at comScore, Inc., 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 prior to your shares being voted, or (3) attending the 2021 Annual Meeting and voting in person.

If you are a beneficial owner of shares held in street name, you may change your vote, subject to any rules your bank, broker or other nominee may have, at any time before your proxy is voted at the 2021 Annual Meeting, (1) by submitting new voting instructions to your bank, broker or other nominee or (2) if you have obtained a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote your shares, by attending the 2021 Annual Meeting and voting in person.

Q:	What happens if I decide to attend the 2021 Annual Meeting, but I have already voted or submitted a proxy card covering my shares?

A:

You may attend the 2021 Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you by proxy will be superseded by the vote you cast in person at the 2021 Annual Meeting. Please be aware that attendance at the 2021 Annual Meeting will not, by itself, revoke a proxy.

If a bank, broker or other nominee beneficially holds your shares in street name and you wish to attend the 2021 Annual Meeting and vote in person, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares.

Q:	Are any shares subject to voting restrictions?

A:

For so long as a holder of Series B Convertible Preferred Stock beneficially owns voting stock representing at least 5% of the outstanding shares of Common Stock of the company on an as-converted basis, each holder of Series B Convertible Preferred Stock agrees to vote, or provide a written consent or proxy with respect to, its shares in the same proportion as all other outstanding Common Stock of the company (excluding any and all voting stock beneficially owned, directly or indirectly, by such holder of Series B Convertible Preferred Stock)

(a “neutral manner”) in the election of any directors nominated by the Board, other than pursuant to any Series B Convertible Preferred Stock holder’s right to designate such director pursuant to the terms of the SHA (as defined below). None of the director nominees standing for election at the 2021 Annual Meeting were designated pursuant to a Series B Convertible Preferred Stock holder’s right under the SHA; therefore, the holders of the Series B Convertible Preferred Stock may only vote their shares in a neutral manner on Proposal No. 1.

Similarly, if a holder of Series B Convertible Preferred Stock holds such shares that, in the aggregate, represent voting rights with respect to more than 16.66% of the company’s Common Stock (the “Voting Threshold”), such holder will not be permitted to exercise the voting rights with respect to any shares of Series B Convertible Preferred Stock held by them in excess of the Voting Threshold and the company shall exercise the voting rights with respect to such shares of Series B Convertible Preferred Stock in excess of the Voting Threshold in a neutral manner. Therefore, the holders of Series B Convertible Preferred Stock are entitled to vote their shares up to the Voting Threshold on Proposal No. 2 and Proposal No. 3, and other voting rights of the holders of Series B Convertible Preferred Stock will be exercised by the company in a neutral manner.

Q:	What should I do if I receive more than one Notice of Internet Availability or set of proxy materials?

A:

You may receive more than one Notice of Internet Availability or set of proxy materials, including multiple copies of proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability or proxy card. Please complete, sign, date and return each Comscore proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	Who will count the votes?

A:	The Board has designated representatives of Broadridge Financial Solutions, Inc. to serve as inspector of election.

Q:	Where can I find the voting results of the 2021 Annual Meeting?

A:

We intend to announce preliminary voting results at the 2021 Annual Meeting and will publish final voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days following the 2021 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2021 Annual Meeting?

A:

Comscore will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. The company has engaged Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies. The company will pay Innisfree a fee of up to $20,000 as compensation for its services and will reimburse Innisfree for its reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:

You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings. Comscore’s bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. For the 2022 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the Board, must be submitted in writing and received by our Corporate Secretary at our principal executive offices 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Ashley Wright, no later than January 29, 2022, which is 90 days prior to the anniversary of the expected first mailing date of notice of availability of this proxy statement, and no earlier than December 30, 2021, which is 120 days prior to the anniversary of the expected mailing date of the notice of availability of this proxy statement. If our 2022 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2021 Annual Meeting, then the deadline for such nominations or proposals to be received by our Corporate Secretary is the close of business on the tenth day following the day notice of the date of the meeting was mailed or first made public, whichever occurs first. Such proposals also must comply with all the information requirements contained in the bylaws and applicable requirements of the rules and regulations of the SEC. The chairperson of the stockholder meeting may refuse to acknowledge the introduction of a proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws. If a stockholder who has notified Comscore of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Comscore need not present the proposal for vote at such meeting.

For a stockholder proposal to be considered for inclusion in our proxy statement for the 2022 annual meeting of stockholders, the proposal must comply with all the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and must be submitted in writing and received by our Corporate Secretary at our principal executive offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Ashley Wright, no later than December 30, 2021, which is 120 days prior to the anniversary of the expected mailing date of the notice of availability of this proxy statement.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to Comscore’s Corporate Secretary at our principal executive offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Ashley Wright, or by accessing Comscore’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not to be considered for inclusion in Comscore’s proxy materials, should be sent to Comscore’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate copy of the Notice of Internet Availability?

A:

If you share an address with another stockholder, each stockholder might not receive a separate copy of the Notice of Internet Availability, a practice known as “householding.” Stockholders may request to receive separate or additional copies of the Notice of Internet Availability by writing to our Corporate Secretary at our principal executive offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Ashley Wright. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple sets of proxy materials by contacting your broker.

Q:	How may I obtain Comscore’s 2020 Form 10-K and other financial information?

A:

Our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 10-K”) is available at https://materials.proxyvote.com/20564W. Stockholders can also access our 2020 10-K and other financial information on the Investor Relations section of our website at www.comscore.com or on the SEC’s website at www.sec.gov. Alternatively, current and prospective investors may request a free copy of our 2020 10-K by writing to our Corporate Secretary at our principal executive offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, Attn: Ashley Wright. We also will furnish any exhibit to the 2020 10-K if specifically requested upon payment of charges that approximate our cost of reproduction.

Q:	Who can help answer my questions?

A:	Please contact Innisfree, our proxy solicitor, by calling toll-free at (877) 825-8971.

DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors, Director Nominees and Executive Officers

The names of our directors and executive officers and their ages, positions and biographies are set forth below. Also included for our directors is information regarding their service on other public company boards, and their specific experience, qualifications, attributes or skills that led to the conclusion that each director should serve on our Board. This information is as of April 21, 2021.

Name	Age	Position
Executive Officers and Executive Director
William Livek	66	Chief Executive Officer, Executive Vice Chairman and Class II Director
Gregory Fink	54	Chief Financial Officer and Treasurer
Christopher Wilson	54	Chief Commercial Officer
Non-Executive Directors
Brent Rosenthal (1)(5)	49	Chairman of the Board and Class II Director
Nana Banerjee (2)(3)(4)	51	Class I Director
Itzhak Fisher (1)(5)	65	Class III Director
Irwin Gotlieb (4)	71	Class II Director
David Kline (2)(4)	64	Class I Director
Pierre Liduena (1)(3)(5)	43	Class III Director
Kathleen Love (2)(3)	68	Class I Director
Marty Patterson (1)(3)	34	Class III Director
Brian Wendling (2)(5)	48	Class I Director

(1)	Member of Nominating and Governance Committee

(2)	Member of Compensation Committee

(3)	Member of Audit Committee

(4)	Member of Growth Committee

(5)	Member of Finance and Acquisitions Committee

Executive Officers and Executive Director

William (Bill) Livek has served as our Chief Executive Officer since November 2019 and as our Vice Chairman since January 2016. He was our President from January 2016 through May 2018. Mr. Livek previously served as Vice Chairman and Chief Executive Officer of Rentrak Corporation, a media measurement and consumer targeting company, from June 2009 until our merger with Rentrak in January 2016. Prior to Rentrak, Mr. Livek was founder and Chief Executive Officer of Symmetrical Capital, an investment and consulting firm; Senior Vice President, Strategic Alliances and International Expansion, of Experian Information Solutions, Inc., a provider of information, analytical and marketing services; and co-President of Experian’s subsidiary Experian Research Services. He holds a B.S. degree in Communications Radio/Television from Southern Illinois University. Mr. Livek brings substantial industry experience and audience measurement expertise to our Board and management team.

Gregory Fink has served as our Chief Financial Officer and Treasurer since October 2017 and previously served as our Executive Vice President, Finance since joining the company earlier in October 2017. Prior to joining the company, Mr. Fink was the Senior Vice President, Controller and Chief Accounting Officer at Fannie Mae, a government-sponsored enterprise in the mortgage industry, since 2011. He has more than 30 years of experience in accounting, financial reporting, business analytics, budgeting, internal controls and talent development. Mr. Fink holds a B.S. in Business Administration with an accounting emphasis from San Diego State University and is a Certified Public Accountant.

Christopher Wilson has served as our Chief Commercial Officer since April 2019. He previously served as our Chief Revenue Officer from June 2017 to December 2018 and as our Executive Vice President, Commercial from January 2016 to June 2017. Prior to joining the company, Mr. Wilson served as President, National Television at Rentrak Corporation from 2010 until our merger with Rentrak in January 2016. Before Rentrak, he was Senior Vice President, Sales at Scarborough Research Company; President at Experian Research Services; President and COO of Simmons Market Research Bureau; and CEO and President of LogicLab, a division of Merkle LLC. Mr. Wilson holds a bachelor’s degree in Broadcast Communications from Southern Illinois University, Carbondale.

Non-Executive Directors

Brent Rosenthal has served as Chairman of the Board since April 2018 and as a director since January 2016. Mr. Rosenthal is the Founder of Mountain Hawk Capital Partners, LLC., an investment fund focused on small and microcap equities in the technology, media, telecom (TMT) and food industries. Mr. Rosenthal has been the Lead Independent Director/Non-Executive Chairman of the board of directors of RiceBran Technologies, a food company, since July 2016 and served as an advisor to the board of directors and executive management of FLYHT Aerospace from December 2019 to June 2020 and as a member of the FLYHT Aerospace board of directors since June 2020. He also served on the board of directors of SITO Mobile, Ltd., a mobile location-based media platform, from August 2016 to July 2018, and as Non-Executive Chairman of its board of directors from June 2017 to July 2018. Previously, Mr. Rosenthal was a Partner in affiliates of W.R. Huff Asset Management where he worked from 2002 to 2016. Mr. Rosenthal served as the Non-Executive Chairman of Rentrak Corporation from 2011 to 2016. He was Special Advisor to the board of directors of Park City Group from November 2015 to February 2018. Mr. Rosenthal earned his B.S. from Lehigh University and M.B.A. from the S.C. Johnson Graduate School of Management at Cornell University. He is an inactive Certified Public Accountant. Mr. Rosenthal brings to our Board financial expertise and experience in the media and information industries.

Nana Banerjee has served as a director since March 2021. Dr. Banerjee serves as a senior managing director of Cerberus Global Technology Solutions, a subsidiary of Cerberus Capital Management, a private equity firm. He joined Cerberus in March 2020 and brings extensive experience in leading, innovating and scaling analytics and technology businesses globally. Prior to joining Cerberus, Dr. Banerjee served as the President and CEO of McGraw-Hill, an education solutions company, and a member of its Board of Directors from April 2018 to October 2019. From September 2012 to March 2018, he was group president and an executive officer of Verisk Analytics, a data analytics company, with responsibility for its high-growth businesses as well as oversight responsibility for its joint data and development environment and its centralized AI and advanced analytics organizations. He joined Verisk as part of its acquisition of Argus Information and Advisory Services, where he was CEO, and co-president and chief operating officer in prior roles. In other prior roles, Dr. Banerjee served as head of Citibank’s credit card business in the United Kingdom and as vice president of marketing and analytics at GE Capital. Dr. Banerjee has a Ph.D. in applied mathematics from the State University of New York, a M.S. degree in mathematics from the Indian Institute of Technology, Delhi, and a B.S. degree with honors in mathematics from St. Stephens College, Delhi. He serves as a member of the Board of the Northern Westchester Hospital and Northwell Health. Dr. Banerjee’s extensive experience in analytics and technology enable him to bring valuable perspective to our Board.

Itzhak Fisher has served as a director since March 2021. Mr. Fisher is the Chairman and founder (2014 to present) of Pereg Ventures, a venture capital fund that invests in B2B information services businesses across the United States and Israel. Previously, he served in senior product and business development roles at Nielsen, as founder and Executive Chairman of Trendum, and as President and CEO of RSL Communications, where he built a telecommunications company that operated in over 20 countries and generated more than $1.5 billion in revenues. Mr. Fisher received a B.S. in Computer Science from New York Institute of Technology and completed advanced studies in computer science at New York University. His other affiliations include the Strategic Advisory Group, Goldman Sachs; Advisory Board, NYU Courant Institute of Mathematical Sciences;

and President’s Council, Tufts University. Mr. Fisher brings to our Board substantial experience in creating, operating and investing in digital, media and retail companies.

Irwin Gotlieb has served as a director since April 2019. Mr. Gotlieb was a senior advisor to WPP plc, a multinational advertising and public relations company, from April 2018 through December 2020. He was formerly the global Chief Executive Officer and Chairman of GroupM, a global media investment group, from its formation until 2012 and Chairman of GroupM until April 2018. Mr. Gotlieb served on the board of directors of Invidi, a media solutions company, from October 2007 to June 2020, and on the advisory board of Harland Clarke, a payment solutions company, from January 2014 to December 2018. Mr. Gotlieb brings over 40 years of industry experience to the Board and is the first media agency executive inducted into both the American Advertising Federation Hall of Fame and the Broadcasting & Cable Hall of Fame.

David Kline has served as a director since March 2021. Mr. Kline is Executive Vice President at Charter Communications, a communications and media company, and President of Spectrum Reach, the advertising sales division of Charter. Mr. Kline joined Charter in 2015 and provides strategic leadership to guide the company in both the traditional and advanced TV advertising space. Mr. Kline joined Charter from Visible World (now FreeWheel), where he served as President and COO directing their household addressable sales and programmatic advertising efforts. Earlier in his career, he served as President and COO of Cablevision Media Sales (now Altice Media Solutions) for more than 17 years. Mr. Kline serves on the board of directors for the Video Advertising Bureau, NCC Media and Canoe. He received a B.A. in a personalized study program focusing on marketing, finance, accounting and management from Ohio State University. Mr. Kline is a pioneering leader in the traditional and advanced TV advertising space and brings valuable relationships and perspective to our Board.

Pierre Liduena has served as a director since April 2021. Mr. Liduena is Vice President, Corporate Finance at Charter Communications, a communications and media company, where he manages M&A, strategic investments and joint venture activities. He serves as a board observer for three portfolio companies: Plume, Cujo AI and Federated Wireless. Prior to joining Charter in 2012, Mr. Liduena worked at UBS in the Technology, Media & Telecom investment banking group, and at EY in the Audit and Transaction Advisory groups. Mr. Liduena holds a Master in Management from EDHEC Business School in France, and an M.B.A. from the Wharton School of the University of Pennsylvania. In addition, he is a graduate of the Cable Executive Management program at Harvard Business School. Mr. Liduena brings to our Board financial expertise and substantial M&A and industry experience.

Kathleen Love has served as a director since April 2019. Ms. Love is currently the Chief Executive Officer of Motherwell Resources LLC, a company devoted to management consulting and executive coaching, which she founded in 2013. Prior to founding Motherwell, Ms. Love served as the President and Chief Executive Officer of GFK MRI (formerly Mediamark Research), a media research company, from 2000 to 2013. Prior to joining MRI, Ms. Love held executive positions at The New York Times, EMAP Publishing and The Magazine Publishers of America. She has been an adjunct or guest instructor at Rutgers University, Brooklyn College and Queens College. Ms. Love holds a B.A. degree from Douglass College, Rutgers – The State University, an M.A. from Michigan State University and an M.Phil. from The Graduate Center, C.U.N.Y. She has advanced to candidacy for a Ph.D. in psychology. Ms. Love brings over 30 years of experience in media and marketing research, strategic planning and business development to our Board.

Marty Patterson has served as a director since March 2021. Mr. Patterson currently serves as Vice President of Liberty Media Corporation, Qurate Retail, Inc., Liberty TripAdvisor Holdings, Inc. and Liberty Broadband Corporation. He has been with Liberty Media Corporation, a media, communications and entertainment company, and its predecessors since 2010. Mr. Patterson currently serves as a director of Skyhook Wireless, Inc. and was formerly a director of Ideiasnet S.A. He received his B.A. from Colorado College and is a CFA Charterholder. Mr. Patterson brings to our Board extensive experience identifying and evaluating investment opportunities in the technology, media and telecommunications sectors.

Brian Wendling has served as a director since March 2021. Mr. Wendling is Chief Accounting Officer and Principal Financial Officer of Liberty Media Corporation, Qurate Retail, Inc. and Liberty Broadband Corporation. He is also Senior Vice President and Chief Financial Officer of Liberty TripAdvisor Holdings, Inc. Mr. Wendling has held various positions with these companies and their predecessors since 1999. Prior to joining these companies, he worked in the assurance practice of the accounting firm KPMG. Mr. Wendling has previously served on the boards of Fun Technologies Inc. and CommerceHub, Inc. He also serves on the board of Clothes to Kids of Colorado. He received his Bachelor of Science degree in accounting from Indiana University. Mr. Wendling brings over 25 years of accounting, public reporting and compliance experience to our Board.

Board Structure, Composition and Leadership

Our Board is currently composed of 10 directors and is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. At the 2021 Annual Meeting, our stockholders will elect three Class II directors to serve for terms expiring at our 2024 annual meeting of stockholders, to hold office until their respective successors have been duly elected and qualified.

As discussed in more detail below, the Board has determined that nine of our 10 current directors are independent under applicable standards. The average Board tenure of our directors is approximately 1.5 years (reflecting recent appointments in connection with our Series B Convertible Preferred Stock transactions, described below) and the average age of our directors is 56. We asked our directors to voluntarily disclose their race, ethnicity and gender identity. Of the responses we received, two of our current directors are considered diverse (one with respect to race/ethnicity and the other with respect to gender).

Stockholders Agreement

On March 10, 2021, we entered into a Stockholders Agreement, or SHA, with Charter Communications Holding Company, LLC (“Charter”), Qurate Retail, Inc. (“Qurate”) and Pine Investor, LLC (“Pine,” and together with Charter and Qurate, the “Investors”) in connection with the Investors’ purchase of our Series B Convertible Preferred Stock. Under the SHA, we agreed to take all necessary action to ensure that our Board consists of 10 total directors – two designees of each Investor, the Chief Executive Officer of the company and three other individuals (then incumbent directors of the company) – and that certain committees of the Board are constituted as set forth in the SHA. In accordance with the SHA, Nana Banerjee, David Kline, Kathleen Love and Brian Wendling are serving as Class I directors; Irwin Gotlieb, William Livek and Brent Rosenthal are serving as Class II directors; and Itzhak Fisher, Pierre Liduena and Marty Patterson are serving as Class III directors. Mr. Kline and Mr. Liduena were designated by Charter, Mr. Patterson and Mr. Wendling were designated by Qurate, and Dr. Banerjee and Mr. Fisher were designated by Pine. Pursuant to the SHA, we were obligated to take all necessary action (to the extent not prohibited by applicable law) to cause the Board to nominate the incumbent Class II directors for election at the 2021 Annual Meeting.

Board Leadership

Our governance framework provides the Board with flexibility to select the appropriate Board leadership structure for the company. In making leadership structure determinations, our Board considers many factors, including the specific needs of the company and what is in the best interests of our stockholders. While the Board does not currently have a formal policy on whether the role of the Chief Executive Officer and Chairman of the Board should be separate, since 2016 the Board has elected its Chairman from among the independent directors. Moreover, our Corporate Governance Guidelines provide that if the positions of Chief Executive Officer and Chairman are ever combined, or if the Chairman is not an independent director, the independent members of the Board will select an independent director to serve as Lead Independent Director.

Mr. Rosenthal, an independent director, currently serves as Chairman of the Board. We believe this structure is appropriate for the company at this time, based on the current composition of our Board and management team and the diverse interests of our stockholders.

Standing Committees of the Board of Directors

Our Board has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. In addition to the standing committees, in March 2021, the Board appointed two special committees (the Finance and Acquisitions Committee and the Growth Committee) to identify and evaluate financing, M&A, business development and growth opportunities as delegated by the Board. The Board and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate.

The Board has determined that all standing committee members are independent within the meaning of the requirements of the Sarbanes-Oxley Act of 2002, The Nasdaq Stock Market (“Nasdaq”), and the rules and regulations of the SEC, as applicable. Each standing committee operates under a written charter approved by the Board, each of which is available under “Corporate Governance” on the Investor Relations section of our website at www.comscore.com. Our Board has delegated various responsibilities and authority to its standing committees as generally described below.

Audit Committee. We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s responsibilities include appointing and overseeing the work of our independent auditors, reviewing the adequacy and effectiveness of our system of internal controls, reviewing and discussing with management and the independent auditors the company’s annual audited financial statements and quarterly unaudited financial statements, and overseeing the company’s legal and regulatory compliance programs. Among other things, the Audit Committee is charged with setting the overall corporate tone for quality financial reporting, sound business risk practices and ethical behavior.

Our Audit Committee met four times (including telephonic meetings, but not including actions by written consent) during 2020. The Audit Committee is currently composed of Nana Banerjee (Chair), Pierre Liduena, Kathleen Love and Marty Patterson. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under SEC rules. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the Audit Committee and the Board in the absence of such designation or identification. We believe that the composition and functioning of our Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002 and Nasdaq and SEC rules and regulations.

Compensation Committee. The Compensation Committee’s responsibilities include reviewing and approving or recommending to our Board the compensation of our executive officers and non-employee directors, administering our incentive compensation and equity compensation plans, and reviewing and making recommendations to the Board regarding compensation-related policies and procedures. The Compensation Committee may form and delegate authority to subcommittees when appropriate, including in connection with the allocation of equity awards (subject to conditions and limitations established by the Compensation Committee).

Our Compensation Committee met five times (including telephonic meetings, but not including actions by written consent) during 2020. The Compensation Committee is currently composed of Kathleen Love (Chair), Nana Banerjee, David Kline and Brian Wendling. We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002 and Nasdaq and SEC rules and regulations.

Nominating and Governance Committee. The Nominating and Governance Committee’s responsibilities include evaluating the composition and size of our Board, identifying and recommending candidates for Board membership, overseeing annual Board and committee evaluations, recommending to the Board a management succession plan, and reviewing and overseeing our corporate governance policies and procedures.

Our Nominating and Governance Committee met two times (including telephonic meetings, but not including actions by written consent) during 2020. The Nominating and Governance Committee is currently composed of Itzhak Fisher (Chair), Pierre Liduena, Marty Patterson and Brent Rosenthal. We believe that the composition and functioning of our Nominating and Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002 and Nasdaq and SEC rules and regulations.

Risk Management

Our Board has an active role, as a whole and also at the committee level, in overseeing management of our company’s risks. The Board regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Our Audit Committee oversees management of financial, regulatory, security and compliance risks, including quarterly reports from our Chief Compliance Officer. Our Compensation Committee is responsible for overseeing management of risks relating to our executive compensation plans and arrangements. Our Nominating and Governance Committee evaluates risks associated with the independence and composition of our Board, our governance practices and management succession. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed about such risks through committee reports, attendance at committee meetings and otherwise.

Board of Directors and Committee Meeting Attendance

Our Board met 14 times (including telephonic meetings, but not including actions by written consent) during 2020. Each of our current directors attended at least 75% of the aggregate of (i) the total number of meetings held by the Board during the period in 2020 for which he or she was a director and (ii) the total number of meetings held by all committees of the Board on which such individual served during the period in 2020 for which he or she served as a committee member.

The independent and non-management members of our Board regularly meet in executive session without management present.

Annual Meeting Attendance

Directors are expected to attend our annual meeting of stockholders absent extraordinary circumstances. All of our then-current directors attended our 2020 annual meeting of stockholders.

Director Nomination Process and Qualifications

Our Nominating and Governance Committee identifies director nominees by first reviewing the appropriate skills, qualifications and experience required of directors, as well as the composition of the Board as a whole, taking into consideration our obligations under the SHA. While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the committee’s assessment includes factors such as judgment, integrity, business acumen, leadership, experience with companies of comparable size or industry, the interplay of a candidate’s experience with the experience of other directors (which may include experience with operating management, public company governance, financing, strategy and marketing), the extent to which a candidate would be a desirable addition to the Board and any committees of the Board, a candidate’s commitment to promoting the long-term interests of our stockholders, his or her ability to devote adequate time to Board responsibilities, director independence and other attributes relevant to satisfying SEC and Nasdaq requirements, and any other factors that the Nominating and Governance Committee deems relevant to the needs of the Board.

In December 2019, our Board adopted a policy to promote diversity among the members nominated for election to the Board. The Board believes that a diverse membership with varying perspectives and breadth of experience is an important attribute of a well-functioning Board, and diversity (based on factors commonly associated with diversity such as race, ethnicity, nationality, gender identity and expression, sexual orientation, religion and disability, as well as on broader principles such as diversity of perspective and experience) is one of the elements the Nominating and Governance Committee considers when identifying and evaluating the composition of the Board. Pursuant to the Board diversity policy, when conducting a director candidate search or otherwise identifying potential director candidates to fill one or more vacancies or newly created directorships on the Board, the Nominating and Governance Committee has committed to include among the individuals it identifies as potential candidates at least one diverse candidate.

Within the framework described above, the Nominating and Governance Committee evaluates the current members of our Board who are willing to continue in service. Current members with skills and experience that are important to our business and who are willing to continue in service are considered for nomination. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee or Board decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee or, where appropriate, considers whether to reduce the size of the Board. Current members of the Board and senior management are then asked for their recommendations. We have also engaged third-party search firms from time to time to identify and evaluate potential nominees.

As discussed under “Board Structure, Composition and Leadership – Stockholders Agreement,” the Investors have certain rights to designate director nominees in accordance with the SHA. The Nominating and Governance Committee also considers nominees recommended by other stockholders, using the same criteria described above. Any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. In accordance with our bylaws, such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate;

•	the class and number of shares of our stock (or other rights with respect to our stock) that the proposed candidate beneficially owns;

•	a completed questionnaire (in a form provided by our Corporate Secretary upon written request) with respect to the identity, background and qualifications of the proposed candidate;

•

a description of all arrangements or understandings between the stockholder making the recommendations and each director nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

•

any other information relating to such director candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act (including without limitation such nominee’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

Director and Director Nominee Independence

The Board has determined that each of Nana Banerjee, Itzhak Fisher, Irwin Gotlieb, David Kline, Pierre Liduena, Kathleen Love, Marty Patterson, Brent Rosenthal and Brian Wendling is independent under SEC rules and Nasdaq listing standards. The Board previously determined that each of Joanne Bradford, Jacques Kerrest and John Martin was independent under SEC rules and Nasdaq listing standards during his or her service as a director in 2020. Therefore, each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee during 2020 was, and each current member is, independent in accordance with those rules and standards during the time that he or she served. In addition, our Board was composed of a majority of independent directors at all times during 2020 and continues to be so composed. In determining the independence of our directors, our Board considered all transactions in which we and any director had any interest, including those involving payments made by us to companies where any of our directors or their immediate family members serve on the board of directors or in management or advisory roles, current and prior employment relationships of the directors or their immediate family members, and compensation for service in Board leadership roles.

Compensation Committee Interlocks and Insider Participation

Independent directors Joanne Bradford, Kathleen Love, John Martin and Brent Rosenthal served as members of the Compensation Committee at various times during 2020. No person who served as a member of the Compensation Committee during 2020 was an officer or employee of our company during such year or a prior year. Moreover, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or Compensation Committee during 2020.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the company, including our principal executive officer, principal financial officer and principal accounting officer or controller, and persons performing similar functions. The full text of our Code of Business Conduct and Ethics is posted under “Corporate Governance” on the Investor Relations section of our website at www.comscore.com. To the extent permissible under Nasdaq rules, we intend to disclose any amendments to our Code of Business Conduct and Ethics or waivers thereto that apply to our principal executive officer, principal financial officer or principal accounting officer or controller by posting such information on the same website.

Reporting and Non-Retaliation Policy

Our Board has adopted a reporting and non-retaliation policy to encourage employees and others to disclose wrongdoing or suspected wrongdoing that could adversely impact the company, our reputation, or our stockholders, customers, employees or other stakeholders, and to set forth the procedures by which reports should be made, investigated and addressed.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that set forth key principles to guide its actions, including:

•	the Board’s commitment to appropriate diversity among the candidates nominated for election to the Board;

•

limits on outside boards, including that directors who are executive officers of the company may serve on the board of directors of no more than two public companies, including our Board, and non-management directors should not serve on more than four public company boards, including our Board;

•	a requirement that a substantial majority of the members of our Board must be independent;

•	a commitment to appointing a Lead Independent Director should the roles of Chairman and Chief Executive Officer ever be combined; and

•	a commitment to an annual review of the performance of the Board and its committees.

Director Resignation Policy

Our Board has adopted a director resignation policy, which provides that any nominee for director who receives a majority of “withhold” votes in an uncontested election of directors is expected to tender his or her resignation promptly following the certification of the election results. In such event, the Nominating and Governance

Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept or reject the resignation. The Board will act on the Nominating and Governance Committee’s recommendation no later than 90 days following the certification of the stockholder vote. The company will promptly disclose the Board’s decision (and, if the Board rejects the resignation, the Board’s reasons for doing so).

Board Diversity Policy

As described above, our Board has adopted a policy to promote diversity among the members nominated for election to the Board. Pursuant to this policy, when conducting a director candidate search or otherwise identifying potential director candidates to fill one or more vacancies or newly created directorships on the Board, the Nominating and Governance Committee has committed to include among the individuals it identifies as potential candidates at least one diverse candidate. The Nominating and Governance Committee reviews the Board diversity policy and its effectiveness annually.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines to further align the interests of our directors and executive officers with those of our stockholders. These guidelines are described under “Executive Compensation – Compensation Discussion and Analysis – Other Compensation Policies” below.

Clawback Policy

Our Board has adopted a clawback policy that provides for recovery of executive compensation in the event of an accounting restatement, fraud, error or egregious conduct. This policy is described under “Executive Compensation – Compensation Discussion and Analysis – Other Compensation Policies” below.

Anti-Hedging and Pledging Policy

Our Board has adopted an anti-hedging and pledging policy, which prohibits directors, executive officers, their family members and entities that they control from hedging and pledging Comscore securities. We also maintain a robust insider trading policy with similar restrictions for other employees. These policies are described under “Executive Compensation – Compensation Discussion and Analysis – Other Compensation Policies” below.

Political Activity Policy

Our Board has adopted a political activity policy that gives the Nominating and Governance Committee oversight over any lobbying and political activities conducted by our company. The policy states that such activities will be conducted for the purpose of promoting the commercial interests of the company as a whole, be in furtherance of the interests of our stockholders, and be in compliance with applicable laws, rules and regulations. The policy further provides that employees may not make or commit to make political contributions on behalf of the company, and we will not reimburse or otherwise compensate an employee for his or her personal political contributions.

DIRECTOR COMPENSATION

Cash Retainers

During 2020, our non-employee directors (other than our Board Chairman, Mr. Rosenthal) were eligible to receive an annual cash retainer of $30,000 for their service on the Board. Mr. Gotlieb became eligible for the annual cash retainer on July 1, 2020. Non-employee directors other than Mr. Rosenthal were also eligible to receive annual cash retainers for their service on Board committees in 2020, as set forth below. Cash retainers were paid quarterly in arrears and were prorated for directors who joined or left the Board or relevant committees during the year.

Committee	Chair	Other Members
Audit	$50,000	$25,000
Compensation	15,000	5,000
Nominating and Governance	10,000	4,000
Finance (1)	N/A	20,000

(1)

Our Finance Committee Chairman, Mr. Martin, became eligible for the Finance Committee member retainer on July 1, 2020. Mr. Martin did not receive an incremental retainer for service as Finance Committee Chairman.

Effective January 1, 2020, the Board temporarily increased Mr. Rosenthal’s compensation in connection with his role as the independent Board representative working with management on our strategic review process. In consideration of the significant increase in responsibilities, heightened oversight and extraordinary time commitment required for this role: (i) the annual retainer for such position was increased from $120,000 to $360,000, and (ii) Mr. Rosenthal earned a temporary stipend of $180,000 per month for the first quarter of 2020. A portion of the annual retainer ($120,000) was paid quarterly in arrears. The balance of the retainer, as well as the entire monthly stipend, was deferred until the earlier of Mr. Rosenthal’s separation from service or a change in control of the company.

Voluntary Compensation Reduction

In May 2020, in order to mitigate the impact of the COVID-19 pandemic on our business and liquidity, our Board agreed to reduce the annual cash retainer for service on the Board by 20%, and Mr. Rosenthal agreed to reduce his current cash retainer by 20%. These compensation reductions were effective as of June 1, 2020 and continued until September 30, 2020. The reductions were in addition to a nearly 50% reduction in equity compensation taken by our directors for the 2019-2020 director compensation term, as previously disclosed.

Equity Compensation

For the 2020-2021 director compensation term, which began on July 1, 2020, our non-employee directors (other than Mr. Rosenthal) were eligible to receive restricted stock unit awards valued at $250,000, consistent with previous compensation terms. Due to our ongoing strategic review process, however, these awards could not be made in 2020 as scheduled. Instead, the awards were made upon completion of the investment transactions we announced in January 2021. The number of shares subject to each award was determined by dividing $250,000 by the share price used in the transactions, which was $2.4719 (the “Share Price”). For directors who continued to serve on the Board after consummation of the transactions, the awards will vest in full on the earliest of (i) June 30, 2021, (ii) the date of our 2021 annual meeting of stockholders, or (iii) the date of a change in control of the company, subject to continued service through the applicable vesting date. Vested units will be deferred and delivered in shares of Common Stock upon the earlier of a director’s separation from service or a change in control of the company. For directors who departed in connection with the transactions (Mr. Kerrest and Mr. Martin), the awards vested upon grant and were delivered in shares of Common Stock upon separation from service.

Based on input from investors, the Board determined in January 2021 to convert Mr. Rosenthal’s deferred cash compensation for 2020 (described above) into a restricted stock unit award. The number of shares subject to this award was determined by dividing $780,000 (comprising the balance of the 2020 annual retainer and first-quarter monthly stipend) by the Share Price. The award vested upon grant and will be delivered in shares of Common Stock upon the earlier of Mr. Rosenthal’s separation from service or a change in control of the company.

Other Compensation

Ms. Bradford resigned from the Board on April 30, 2020 due to other professional commitments. In connection with her resignation, her outstanding restricted stock units (awarded for her service during the 2019-2020 director term) were modified to vest on a prorated basis.

2020 Compensation

The following table sets forth summary information concerning compensation for the non-employee members of our Board in 2020. Mr. Livek did not receive any compensation for his service as a director in 2020. We reimburse all of our directors for reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Such expense reimbursements are not included as a component of compensation in the table below.

As described above, restricted stock unit awards for the 2020-2021 director compensation term (which began on July 1, 2020) were not made until 2021. Accordingly, these awards are not reflected in the table below and instead will be disclosed in our 2021 director compensation table.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($)	Total ($)
Joanne Bradford (2)	23,269		62,199	(3)	—	85,468
Dale Fuller (4)	824		—	(5)	—	824
Irwin Gotlieb	13,500		—	(6)	—	13,500
Jacques Kerrest (7)	98,000		—	(8)	—	98,000
Kathleen Love	63,690		—	(9)	—	63,690
John Martin (10)	45,670		—	(11)	—	45,670
Brent Rosenthal	892,000	(12)	—	(13)	—	892,000

(1)

None of our directors received stock awards in 2020. The amount reported in this column for Ms. Bradford represents the incremental fair value (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718) related to the modification of her restricted stock unit award in 2020, as discussed above.

(2)	Ms. Bradford left the Board on April 30, 2020.

(3)

Amount represents incremental value related to a modification of Ms. Bradford’s outstanding restricted stock units on April 29, 2020. As of December 31, 2020, Ms. Bradford did not hold any outstanding awards with respect to our Common Stock.

(4)	Mr. Fuller left the Board on January 10, 2020.

(5)	As of December 31, 2020, Mr. Fuller did not hold any outstanding awards with respect to our Common Stock.

(6)	As of December 31, 2020, Mr. Gotlieb held vested, deferred stock units with respect to 86,956 shares of our Common Stock.

(7)	Mr. Kerrest left the Board on March 10, 2021.

(8)	As of December 31, 2020, Mr. Kerrest held vested, deferred stock units with respect to 35,545 shares of our Common Stock.

(9)	As of December 31, 2020, Ms. Love held vested, deferred stock units with respect to 30,194 shares of our Common Stock.

(10)	Mr. Martin left the Board on March 10, 2021.

(11)	As of December 31, 2020, Mr. Martin held vested, deferred stock units with respect to 33,817 shares of our Common Stock.

(12)

Amount includes $780,000 in cash fees earned in 2020 and subsequently converted into restricted stock units that were granted in 2021, as described above. The incremental value related to such restricted stock unit award, calculated in accordance with ASC Topic 718, will be reported in our 2021 director compensation table.

(13)	As of December 31, 2020, Mr. Rosenthal held vested, deferred stock units with respect to 35,545 shares of our Common Stock and exercisable options with respect to 58,224 shares of our Common Stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis (CD&A) describes material elements of our named executive officer compensation for 2020 and provides information regarding the principles and objectives underlying our executive compensation programs, the decisions we made under those programs, and the factors we considered in making those decisions. Although this CD&A focuses on our executive compensation programs during the last fiscal year, it also describes compensation actions taken before or after 2020 to the extent such discussion enhances an understanding of our disclosure. This CD&A should be read together with the compensation tables and related disclosures set forth elsewhere in this filing.

Overview

In 2020, our Compensation Committee was guided by certain core compensation principles, including promoting achievement of our strategic and operational objectives and aligning our executive officers’ interests with those of our stockholders. At the same time, our 2020 compensation decisions were significantly impacted by the onset of the COVID-19 pandemic and related closures, which adversely affected the media, advertising and entertainment industries in which we operate. Our team responded quickly and proactively to the pandemic, taking steps to protect the business and manage costs by temporarily reducing compensation for our senior executives and Board of Directors, freezing hiring, exiting non-critical consultants and contractors, terminating or negotiating reductions in vendor agreements and leases, and reducing travel, marketing, recruiting and other corporate expenses. These efforts resulted in substantial cost savings, allowed us to remain in compliance with our debt covenants, and significantly improved our earnings profile over 2019. We also pivoted to find new opportunities, leading the industry with critical data and insights on media consumption during the pandemic and developing innovative products like Comscore Movies Everywhere, a reporting system to track movies performance across platforms. Even with these extraordinary efforts, the pandemic’s impact on our customers – particularly in our movies business – drove a decrease in our revenue for 2020, making the financial targets under our incentive compensation programs unattainable. In evaluating incentive payouts for 2020, our Compensation Committee considered both the adverse effects of the pandemic on our business and our executive officers’ actions to mitigate the impact and protect stockholder interests in a challenging year.

In addition to the pandemic, our 2020 compensation decisions were also impacted by our year-long strategic review process, which culminated in a series of transformational investment transactions announced in January 2021. These transactions were received positively by the market (as reflected by sustained improvement in our stock price), increased our financial flexibility, and included critical commercial agreements to anchor and expand our data and analytics capabilities.

During the strategic review process, which included consideration of a sale of the company among other alternatives, the Compensation Committee suspended our long-term incentive compensation program. As a result, our executive officers received no new equity awards during 2020. Instead, the Compensation Committee determined to grant equity awards to our executive team in early 2021, contingent upon successful completion of the investment transactions described above and subject to long-term vesting and holding requirements. These awards were intended both to reward our executive officers for their efforts in contributing to a successful outcome for our stockholders and to ensure the executives’ retention and continued focus following the closing of the transactions.

Throughout this CD&A, we provide insights into our compensation-setting process and the underlying philosophies and objectives that guided our decisions during this unusual year. Our Compensation Committee is committed to ensuring that our executive compensation programs align executive and stockholder interests, motivate achievement of key performance objectives, attract and retain top talent, and prioritize a strong, ethical corporate culture. We also value input from our stockholders, and we implemented several enhancements to our executive compensation programs in 2020 based on investor feedback, as discussed in this CD&A.

Named Executive Officers

Our named executive officers for the year ended December 31, 2020 were:

•	William Livek, our Chief Executive Officer and Executive Vice Chairman;

•	Gregory Fink, our Chief Financial Officer;

•	Christopher Wilson, our Chief Commercial Officer; and

•	Carol DiBattiste, our former Chief Legal and Compliance Officer (until May 31, 2020).

Compensation Committee Composition

During 2020, the following members and former members of our Board served on the Compensation Committee:

•	Joanne Bradford (until April 30, 2020);

•	Kathleen Love;

•	John Martin; and

•	Brent Rosenthal (from May 1, 2020).

As of the date of this filing, our Compensation Committee is composed of Kathleen Love (Chair), Nana Banerjee, David Kline and Brian Wendling. Dr. Banerjee and Messrs. Kline and Wendling were appointed to our Board and Compensation Committee on March 10, 2021, following the completion of the investment transactions described above.

Our Executive Compensation Philosophy

Historically, our Compensation Committee has been guided by the following objectives and principles in establishing compensation arrangements for our executive officers:

Align Stockholder Interests. To further align our executive officers’ interests with those of our stockholders, the Compensation Committee believes that compensation arrangements should be tied to long-term value creation for our stockholders.

Promote Achievement of Company Objectives. The Compensation Committee believes that executive compensation should promote the achievement of our financial, strategic and operational goals. Total compensation for executive officers should be both competitive and tied to preestablished objectives.

Attract and Retain Top Talent. The Compensation Committee believes that compensation arrangements should be sufficient to allow us to attract, retain and motivate executive officers with the skills and talent needed to manage our business successfully.

Prioritize Tone at the Top. Ensuring that our executive officers prioritize and maintain a strong, ethical corporate culture and appropriate tone at the top is an additional principle that guides our Compensation Committee’s actions and decisions.

Finally, our compensation programs are intended to be consistent with corporate governance best practices. This is demonstrated by our:

•	stock ownership guidelines for directors and executive officers;

•	anti-hedging and pledging policy;

•	insider trading policy and preclearance requirements;

•	compensation recovery (clawback) policy;

•	consideration of market data, input from stockholders and critiques from stockholder advisory firms;

•	independent Compensation Committee oversight;

•	annual Compensation Committee evaluation;

•	engagement of an outside compensation consultant;

•	no automatic increases in executive salaries or lock-step changes in compensation based on peer group levels or metrics;

•	other than the Chief Executive Officer, no executive employment or similar agreements with minimum incentive opportunities;

•	no executive pension plans or supplemental executive retirement plans;

•	limited perquisites; and

•	no repricing or buyout of underwater stock options without stockholder approval.

Compensation-Setting Process

Guided by our compensation philosophy, our Compensation Committee generally seeks to provide total compensation packages that are fair, reasonable and consistent with competitive practice. Overall, we seek to maintain a performance-oriented culture with compensation opportunities that reward our executive officers when we achieve or exceed our goals, while putting a significant portion of their target compensation at risk in the event of underperformance.

In 2020, as discussed above, our compensation-setting process was also influenced by the COVID-19 pandemic and our comprehensive strategic review process. Short-term incentives granted prior to the pandemic’s onset were impacted beyond what could have been contemplated in their initial design, and our ability to set long-term incentive targets was limited by both the pandemic and our strategic review process. Over the course of the year, our Compensation Committee met regularly and discussed with its outside compensation consultant how best to recognize management’s achievements in navigating the pandemic and completing the strategic review process, while accounting for COVID-19’s impacts on our industry and business.

Role of Compensation Committee

The members of our Compensation Committee are appointed by our Board of Directors to oversee our executive compensation program. At all times during 2020, the Compensation Committee was composed entirely of directors who were “non-employee directors” for purposes of Securities Exchange Act Rule 16b-3 and “independent directors” under Nasdaq listing standards.

Pursuant to its charter, the Compensation Committee approves, oversees and interprets our executive compensation program and related policies and practices, including our equity incentive program and other compensation and benefits programs. The Compensation Committee is also responsible for establishing the compensation packages of our executive officers and ensuring that our executive compensation program is consistent with our compensation philosophy and corporate governance policies.

Generally, the Compensation Committee takes the following actions in the discharge of its responsibilities:

•	reviews the corporate goals and objectives of, and performance of and total compensation earned by or awarded to, our Chief Executive Officer, independent of input from our Chief Executive Officer;

•

examines the performance of our other executive officers with assistance from our Chief Executive Officer and approves total compensation packages for them that it believes to be appropriate and consistent with those generally found in the marketplace for executives in comparable positions;

•	regularly holds executive sessions without management present; and

•

engages an outside compensation consultant to review our compensation policies and practices, provide analysis of the competitive market as needed, and make recommendations regarding the elements of our compensation packages.

As part of its decision-making process, the Compensation Committee periodically evaluates comparative compensation data from similarly situated companies. Historically, the Compensation Committee has determined the target total direct compensation opportunities for executive officers after considering the following factors, among others:

•	the scope and nature of the executive officer’s responsibilities;

•	how much the executive officer might otherwise command in the employment marketplace;

•	how much we would be willing to pay to retain the executive officer;

•	how much we would expect to pay in the marketplace to replace the executive officer;

•	past performance, as well as the strategic value of the executive officer’s future contributions; and

•	internal parity within the executive team.

The Compensation Committee also considers the recommendations of our Chief Executive Officer, who periodically reviews the performance, roles and responsibilities of our other executive officers and proposes adjustments to their compensation based on this review. The Chief Executive Officer does not participate in Compensation Committee discussions or make recommendations with respect to his own compensation.

Due to the extraordinary circumstances we faced in 2020, our Compensation Committee did not conduct a regular annual review of comparative compensation data or adjust executive officer salaries or target opportunities during 2020, other than the temporary pandemic-related reductions discussed below.

Role of Compensation Consultant

The Compensation Committee is authorized to retain the services of one or more compensation advisors from time to time, as it determines in its discretion, in connection with the discharge of its responsibilities. The Compensation Committee retained the services of Meridian Capital Partners, LLC (“Meridian”), a national compensation consulting firm, for this purpose during 2020. Meridian serves at the discretion of and reports directly to the Compensation Committee. Meridian did not provide any services to us or our management in 2020 other than those provided to the Compensation Committee as described below.

In 2020, Meridian assisted the Compensation Committee by providing the following services:

•	participating in Compensation Committee meetings;

•	evaluating equity plan design, modeling and share usage;

•	reviewing our compensation disclosures, including a proposal to amend our equity plan in 2020;

•	advising on the impact of the COVID-19 pandemic on compensation plans and practices;

•	participating in discussions to gather and respond to input from our stockholders;

•	recommending enhancements to our compensation clawback policy in response to investor feedback; and

•	analyzing market data and other considerations related to compensation of members of our Board of Directors.

The Compensation Committee considered all relevant factors relating to the independence of Meridian, including but not limited to applicable SEC rules and Nasdaq listing standards on compensation consultant independence, and concluded that the work performed by Meridian did not raise any conflict of interest in 2020.

Competitive Market Data

In order to attract and retain strong management talent, we believe we must provide a total compensation package that is competitive relative to our peers. For this purpose, we have historically considered the practices of specific companies that we identified as our peers. These companies were selected periodically by our Compensation Committee on the basis of industry, similar business models and comparable financials. In 2020, however, the Compensation Committee did not select a specific group of peer companies to use in evaluating compensation decisions, given the impact of the pandemic and our ongoing strategic review process. Instead, the Compensation Committee considered broader market responses to the challenges created by the pandemic, including with respect to executive and director pay reductions and incentive compensation plans. This included consideration of actions by companies in the media industry (as a whole) as well as other industry groups, with a general focus on companies with more than $300 million in annual revenues.

Stockholder Advisory Vote on Executive Compensation

We conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (known as a say-on-pay vote) for the year ended December 31, 2019 at the last annual meeting of stockholders that we held, which was in July 2020. Our stockholders expressed strong support for the 2019 compensation of our named executive officers, with approximately 92% of votes in favor of the proposal. Our Compensation Committee considered the results of the say-on-pay vote and other feedback from our stockholders, as well as critiques from stockholder advisory firms, in designing our compensation programs for 2020. In particular, the Compensation Committee considered investor input in adopting enhancements to our compensation clawback policy in 2020 and implementing long-term vesting and holding requirements for executive officer equity awards in early 2021.

Executive Compensation Elements

Our executive compensation program has historically consisted of three primary elements: base salary, annual incentive compensation and long-term incentive compensation. We also offer health and welfare benefits and certain separation-related benefits. Although we do not have a formal policy for allocating executive compensation among the primary compensation elements, our Compensation Committee seeks to provide compensation opportunities that are consistent with our philosophy described above.

Base salary decisions are guided primarily by our objective of attracting and retaining top executive talent. We use base salaries to recognize the experience, skills, knowledge and responsibilities required of our executive officers, as well as to reflect competitive market practice.

Our annual incentive compensation program, which has historically included both quantitative and qualitative goals, is intended to promote achievement of our financial, strategic and operational objectives. It also has included incentives tied to achieving our compliance and culture objectives.

As discussed above, our Compensation Committee suspended our long-term incentive compensation program in 2020. Equity awards granted in early 2021 were intended to align executive officers’ interests with those of our stockholders and to promote our retention objectives.

Executive Compensation Actions and Decisions for 2020

Base Salaries

Base salaries for our executive officers were not adjusted in 2020 other than in connection with the temporary pandemic-related reductions described below. The annual base salary levels of our named executive officers in 2020, excluding the temporary reductions, were as follows:

Name	Base Salary	% Increase
William Livek	$650,000	0%
Gregory Fink	390,000	0%
Christopher Wilson	375,000	0%
Carol DiBattiste	385,000	0%

In May 2020, our executive team volunteered to reduce their compensation in order to mitigate the impact of the COVID-19 pandemic on our business and liquidity. Pursuant to letter agreements entered into on May 7, 2020, (a) Mr. Livek agreed to reduce his base salary by 50%, (b) each of our other executive officers agreed to reduce his or her base salary by 30%, and (c) other members of our senior leadership team agreed to reduce their base salaries by 30%. These compensation reductions were effective as of May 16, 2020 and continued until September 30, 2020. The letter agreements provided that the reductions would not constitute “Good Reason” under any existing severance agreement, plan or policy and would not be taken into account for purposes of calculating any severance benefits that could become due upon a qualifying termination of employment.

Annual Incentive Compensation

In February 2020, prior to pandemic-related closures in the United States, our Compensation Committee established performance goals and targets for annual incentive awards that our executive officers were eligible to earn for the year. Target awards for the named executive officers, presented as a percentage of base salary, were as follows:

Name	Target Award (% of Base Salary)
William Livek	100%
Gregory Fink	75%
Christopher Wilson	120%
Carol DiBattiste	80%

These target percentages were unchanged from 2019.

For each of the named executive officers, 90% of the target award for 2020 was to be based on achievement of goals relating to revenue and adjusted EBITDA1 performance, weighted equally. The remaining 10% of each named executive officer’s target award was to be based on achievement of corporate culture objectives, including employee satisfaction and engagement. The Compensation Committee believed these performance measures were appropriate for our business because they provided a balance between generating growth, managing our expenses, and maintaining a strong corporate culture – factors the Compensation Committee believed would

[1]

We define adjusted EBITDA as net income (loss) plus or minus interest, taxes, depreciation, amortization of intangible assets and finance leases, stock-based compensation expense, charges for matters relating to the prior-year Audit Committee investigation (such as litigation and investigation-related costs, costs associated with tax projects, audits, consulting and other professional fees), other legal proceedings specified in our senior secured convertible notes, settlement of certain litigation, restructuring expense, transaction costs related to the issuance of equity securities, non-cash impairment charges, and non-cash changes in the fair value of financing derivatives, warrants liability and investments in equity securities.

enhance long-term stockholder value. Actual amounts payable under the annual incentive plan could range from 0% to 200% of the target award depending on the level of achievement, as determined by the Compensation Committee.

The threshold, target and maximum performance levels for each measure were as follows, with linear interpolation between levels:

Component	Below Threshold		Adjusted EBITDA Threshold	Revenue Threshold/ 75% Performance	85% Performance	Target Performance	Maximum Performance
Revenue	<$	400 million	N/A	$400 million	$410 million	$420 million	$440 million
Adjusted EBITDA	<$	30 million	$30 million	$40 million	$45 million	$50 million	$60 million
Culture		(a)	(a)	(a)	(a)	(a)	(a)
Attainment Level		0%	50%	75%	85%	100%	200%

(a)

Attainment of corporate culture objectives would be determined by the Compensation Committee based on improvements in employee satisfaction and implementation of programs to enhance employee engagement, provided that no amount would be paid for the culture component if the adjusted EBITDA threshold of $30 million were not met.

The Compensation Committee established performance targets at levels that it believed to be challenging but achievable at the time (in February 2020) through the successful execution of our annual operating plan. In addition, each performance level was assigned a payment amount that the Compensation Committee believed was reasonable and appropriate at the time. As discussed above, however, the pandemic and related closures ultimately rendered our financial targets unattainable, despite the best efforts of our management team.

In February 2021, the Compensation Committee reviewed our financial and operating results for 2020 and determined that the preestablished objectives had been achieved as follows:

Component	Weight	Target Performance		Actual Performance	Attainment Level (Interpolated)	Attainment Level (Weighted)
Revenue	45%	$420 million		$356.0 million	0%	0%
Adjusted EBITDA	45%	$50 million		$32.3 million	56%	25%
Culture	10%	(a	)	Achieved	100%	10%

						35%

After considering the substantial challenges presented in 2020, as well as the exceptional leadership of our executive team to protect our employees and assets, significantly reduce costs (including their own salaries), maintain compliance with critical debt covenants, develop innovative solutions for customers hard-hit by pandemic closures, drive a successful outcome to our strategic review process, secure and expand key commercial relationships, and achieve outstanding adjusted EBITDA growth (up by more than 400% over 2019) – all in the midst of a global pandemic – the Compensation Committee determined it would be inconsistent with our compensation philosophy to pay annual incentive awards at the calculated level of 35%.

The Compensation Committee believed that maintaining a rigid focus on pre-pandemic goals would prevent the company from appropriately rewarding our executive officers for their dedication, adaptability and successful execution of evolving business priorities. Instead, after discussion with its outside compensation consultant and evaluation of the factors described above, the Compensation Committee determined to fund annual incentive awards for all employees, including our executive officers, at target. This exercise of discretion was intended to recognize our employees’ outstanding efforts in a year in which regular compensation programs would have resulted in payouts that the Compensation Committee believed did not appropriately reflect the team’s contributions and the resulting benefits to our company and stockholders.

The Compensation Committee approved the following annual incentive awards for our named executive officers for 2020, which awards were paid in cash in 2021. Ms. DiBattiste’s award was prorated through her date of termination as set forth in her Separation and Release Agreement, described below.

Name	Award	Award vs. Target
William Livek	$650,000	100%
Gregory Fink	$292,500	100%
Christopher Wilson	$450,000	100%
Carol DiBattiste	$127,913	100%

Long-Term Incentive Compensation

As discussed above, we suspended our long-term incentive compensation program in 2020, with no new equity awards granted to our executive officers during the year. In this section, we describe certain compensation actions taken before and after 2020, in order to enhance an understanding of our disclosure.

2018 Performance Awards

In 2018, our Compensation Committee granted performance-based restricted stock units (“RSUs”) to certain executive officers, including Mr. Fink, under our 2018 Equity and Incentive Compensation Plan. These RSUs would vest on March 1, 2021 and convert into shares of our Common Stock based on, and subject to, the achievement of certain revenue growth (compound annual growth rate, or CAGR) and adjusted EBITDA goals. Grantees could earn between 0% and 200% of the target RSUs, depending on the level of achievement determined by the Compensation Committee after the performance period, which ended on December 31, 2020. Mr. Fink’s target award covered 16,502 RSUs.

As shown below, the 2020 revenue and adjusted EBITDA targets for the performance-based RSUs granted in 2018 were not met. Based on these results, the Compensation Committee certified the vesting of only 4,881 RSUs for Mr. Fink, as prescribed by the formula in the original award. The Compensation Committee did not adjust RSU payouts for the impact of COVID-19 and related closures, as the company was not on pace to achieve the target levels prior to the pandemic onset.

Component	Weight	Threshold Performance (0% Payout)	Target Performance (100% Payout)	Actual Performance	Attainment Level (Interpolated)	Attainment Level (Weighted)
2020 Revenue	50%	$403.5 million (0% CAGR over 2017)	$512.6 million (8.3% CAGR over 2017)	$356.0 million	0%	0%
2020 Adjusted EBITDA	50%	$0	$54.6 million	$32.3 million	59%	30%

						30%

2021 Transaction Awards

In connection with the investment transactions announced in January 2021, our Compensation Committee approved an award of $1,000,000 to Mr. Livek in recognition of his efforts in leading the strategic review process and in satisfaction of a refinance bonus commitment set forth in a letter agreement between the company and Mr. Livek dated November 4, 2019. Mr. Livek’s award was contingent upon the successful completion of the transactions and was paid to him in the form of RSUs issued upon closing of the transactions on March 10, 2021. The number of RSUs subject to the award was determined by dividing $1,000,000 by the share price used in the transactions, which was $2.4719 (the “Share Price”). The 404,547 RSUs granted to Mr. Livek will vest on December 31, 2021, subject to continued service through such date, with accelerated vesting for certain qualifying terminations of employment. Although we could not require an extended vesting period for this award due to tax restrictions (pursuant to Section 409A of the Internal Revenue Code of 1986, as amended) related to the prior letter agreement, Mr. Livek will be required to hold the net shares of Common Stock delivered to him under the award over the three-year period following the closing of the transactions, with one-third of such shares being released from the hold on each anniversary of March 10, 2021. Upon certain qualifying terminations of employment, the holding requirements will terminate.

The Compensation Committee also approved awards of $350,000 each to Mr. Fink and Mr. Wilson in connection with the investment transactions. These awards, which were contingent upon completion of the transactions, were paid in the form of RSUs issued upon closing. The number of RSUs subject to each award was determined by dividing $350,000 by the Share Price. The 141,592 RSUs granted to each executive officer will vest as to one-third on the first three anniversaries of March 10, 2021, subject to continued service through each vesting date, with accelerated vesting for certain qualifying terminations of employment. These awards were intended both to reward Mr. Fink and Mr. Wilson for their efforts in contributing to a successful outcome for our stockholders and to ensure their retention and continued focus following the closing.

Other Compensation Elements

Benefits and Perquisites

We provide the following health and welfare benefits to our executive officers on the same basis as our other U.S. employees:

•	medical and dental insurance;

•	life insurance;

•	short-term and long-term disability insurance; and

•	a 401(k) plan with a company matching feature.

We believe these benefits are consistent with those offered by other companies, including those with whom we compete for executive talent.

In general, we do not provide significant perquisites or other personal benefits to our executive officers, and we do not view perquisites and personal benefits as a material element of our executive compensation program. We occasionally provide benefits, however, for retention purposes; to accommodate specific, and usually temporary, circumstances of executives who do not reside near their work locations; or to primarily serve a business purpose that may result in ancillary personal benefit to the executive. Moreover, we have provided for reimbursement of attorneys’ fees in certain cases, including in connection with the negotiation of employment or separation terms.

Change of Control and Severance Agreements

Our continuing executive officers are parties to agreements that provide for certain payments and benefits to them in the event of a termination of their employment or a change in control of the company. We believe these arrangements are valuable retention tools that are particularly necessary in an industry, such as ours, where there is frequent market consolidation. We recognize that it is possible that we may be subject to a change in control, and that this possibility could result in a sudden departure or distraction of our key executive officers to the detriment of our business. We believe that these arrangements help to encourage and maintain the continued focus and dedication of our executive officers to their assigned duties to maximize stockholder value, notwithstanding the possibility or occurrence of a change in control of the company. We also believe that these arrangements are necessary to attract and retain critical members of management. These arrangements do not contain any tax reimbursement or tax “gross up” provisions for our executive officers.

The material terms and conditions of our executive change of control and severance agreements are discussed under “Executive Compensation - Payments Upon Termination or Change in Control” below.

Chief Legal and Compliance Officer Separation Agreement

In May 2020, we announced that Ms. DiBattiste would depart the company effective May 31, 2020 and would become entitled to certain payments and benefits under her existing change of control and severance agreement. On May 7, 2020, we and Ms. DiBattiste entered into a Separation and Release Agreement (the “Separation Agreement”), pursuant to which Ms. DiBattiste would receive the amounts provided for under her existing agreement, subject to the following modifications:

•

the monthly cash installment amounts payable under the existing agreement would instead be paid in four installments on November 30, 2020, December 31, 2020, April 1, 2021, and May 31, 2021, which allowed the company to conserve cash at the height of pandemic-related closures in 2020; and

•

19,630 time-based RSUs and 13,280 performance-based RSUs previously awarded to Ms. DiBattiste in 2018 and outstanding at the time of her departure were modified to remain outstanding and eligible to vest upon a qualifying change of control transaction (as defined in the Separation Agreement) occurring on or before August 31, 2020. This change was made to recognize Ms. DiBattiste’s considerable efforts in connection with our strategic review process, which was ongoing at the time of her departure. Because no qualifying change of control occurred by August 31, 2020, the modified RSUs were forfeited on that date.

Under the Separation Agreement, Ms. DiBattiste agreed to a comprehensive release of claims and reaffirmed her commitment to be bound by restrictive covenants regarding nondisclosure of confidential information and non-competition and non-solicitation requirements. Additional information regarding amounts paid to Ms. DiBattiste in connection with her departure is set forth under “Executive Compensation - Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Guidelines

In 2018, our Compensation Committee recommended, and our Board of Directors adopted, stock ownership guidelines to further align the long-term interests of our directors and executive officers with those of our stockholders. Under the guidelines, each director is expected to own shares of Common Stock with a value equal to at least five times the director’s annual cash retainer for service on the Board. For executive officers, the Chief Executive Officer is expected to own shares of Common Stock with a value equal to at least five times his or her annual base salary, and the Chief Financial Officer, Chief Operating Officer and other named executives are expected to own shares of Common Stock with a value equal to at least three times their respective annual base salaries. Equity holdings that qualify toward satisfaction of the guidelines include shares underlying vested stock options (less the value of the aggregate exercise price), restricted stock and RSUs, and deferred stock units. Awards subject to performance conditions are not counted until such awards are earned. A director or executive officer has five years from the date of becoming subject to the guidelines to achieve compliance and must hold 100% of the net shares acquired upon vesting or exercise of any equity award until he or she has satisfied the guidelines.

Clawback Policy

Our clawback policy provides that, upon recommendation from the Compensation Committee, (i) if an accounting restatement occurs, the Board will seek to recover (a) any excess incentive-based compensation from an executive officer determined to have committed misconduct resulting in the restatement and (b) any compensation recoverable from the Chief Executive Officer or Chief Financial Officer under Section 304 of the Sarbanes-Oxley Act of 2002; (ii) the Board will seek to recover any incentive-based compensation or other compensation from an executive officer if the compensation was determined to be based on financial results or operating metrics that were satisfied as a result of such executive officer’s knowing or intentional fraudulent or illegal conduct; (iii) the Board will seek to recover from an executive officer any incentive-based compensation it determines was awarded due to an error in the calculation of such compensation; and (iv) the Board will seek to recover from an executive officer who engages in egregious conduct (as defined below) any compensation that the Board reasonably deems appropriate. For purposes of part (iv), which was added in 2020 in response to stockholder feedback, “egregious conduct” includes an executive officer’s felony conviction, theft or embezzlement, illegal drug use, material breach of an employment agreement, gross negligence or willful misconduct, breach of fiduciary duty, willful refusal to perform assigned duties, or material breach of our code of conduct or other policies, including (but not limited to) conduct involving sexual harassment, prohibited relationships or unlawful discrimination.

Anti-Hedging and Pledging Policy

We maintain a robust anti-hedging and pledging policy, which prohibits our directors, executive officers, their family members and any entities they control from hedging and pledging Comscore equity securities as collateral for a loan or purchasing such securities on margin. More specifically, our policy prohibits covered persons from engaging in any type of hedging transaction with respect to Comscore equity securities, including but not limited to short sales, options (other than options pursuant to our incentive compensation plans), puts, calls, collars and other derivative securities, monetization transactions, prepaid variable forward contracts, equity swaps and exchange funds.

Insider Trading Policy and Preclearance Requirements

Our insider trading policy, which covers all directors, officers and employees of the company, prohibits the unauthorized disclosure of any nonpublic information acquired in the course of service with the company and the misuse of material nonpublic information in securities trading. The policy applies to all transactions involving Comscore securities or the securities of other companies as to which material nonpublic information is obtained in the course of service with Comscore. Moreover, the policy covers any arrangements that affect economic exposure to changes in the prices of these securities, including transactions in derivative securities (such as put or call options), hedging transactions and short sales. The policy also prohibits trading or tipping based on material nonpublic information. We maintain quarterly trading blackout periods for all directors, officers and employees, and we require our directors, officers and employees with access to sensitive information to obtain preclearance for any transaction in Comscore securities, even during open trading windows. These individuals are also prohibited from engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to Comscore securities (other than options, appreciation rights and other securities issued pursuant to our benefit plans or compensatory arrangements). This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Comscore securities.

Compensation Risk Assessment

Our Compensation Committee and management have considered whether our current compensation programs for employees create incentives for excessive or unreasonable risks that could have a material adverse effect on the company. This has included consideration of compliance issues identified by management in prior years, as well as our decision to specify maximum payouts for incentive compensation, use multiple performance metrics, require Compensation Committee review and validation of results and payouts, grant stock options to executive officers only during open trading windows (following the public release of quarterly earnings information), implement stock ownership guidelines, and maintain a clawback policy that allows for recovery of executive compensation in the event of an accounting restatement, fraud, error or egregious conduct. We believe that our compensation programs, as currently designed, are consistent with practices for our industry and that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company. In structuring future compensation programs and decisions, the Compensation Committee will continue to monitor whether our risk management objectives are being met with respect to incentivizing our employees. We will also monitor the ongoing impact of the COVID-19 pandemic, which could continue to affect our compensation decisions in 2021 and future periods.

Tax and Accounting Implications

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain employees. In making compensation decisions, our Compensation Committee may consider the potential effects of Section 162(m) on the compensation paid to our named executive officers and others.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSU awards, based on the grant date fair value of these awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an award recipient is required to render service in exchange for the award. In making compensation decisions, our Compensation Committee regularly considers the cost of stock-based compensation awards and any proposed modifications to those awards.

Notwithstanding the foregoing discussion, our Compensation Committee believes that its primary responsibility is to provide a compensation program that is consistent with our compensation philosophy and that supports the achievement of our compensation objectives. Therefore, the Compensation Committee retains authority to grant appropriate compensation items or awards to our service providers notwithstanding an adverse tax or accounting treatment for that compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this filing with the company’s management. Based its review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this filing.

COMPENSATION COMMITTEE

Kathleen Love, Chair

Nana Banerjee

David Kline

Brian Wendling

The foregoing Compensation Committee report is made by the current members of the Compensation Committee, notwithstanding that Dr. Banerjee and Messrs. Kline and Wendling did not serve on our Compensation Committee in 2020. This Compensation Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Compensation Tables

2020 Summary Compensation Table

The following table sets forth summary information concerning compensation for the following persons: (i) all persons serving as our principal executive officer during 2020, (ii) all persons serving as our principal financial officer during 2020, (iii) the next most highly compensated executive officer who was serving as of December 31, 2020 (we had no other executive officers as of December 31, 2020), and (iv) an additional individual who served as an executive officer during 2020 but was not serving as of December 31, 2020. We refer to these individuals as our “named executive officers” elsewhere in this filing. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
William Livek (6) Chief Executive Officer and Executive Vice Chairman	2020	528,125	422,500	—	—	227,500	3,436	1,181,561
	2019	477,302	358,563	1,086,250	504,962	—	203,846	2,630,923
	2018	443,700	—	—	—	377,145	3,595	824,440
Gregory Fink Chief Financial Officer	2020	346,125	190,125	—	—	102,375	3,353	641,978
	2019	390,000	719,375	—	—	—	2,281	1,111,656
	2018	390,000	100,000	1,650,039	—	248,625	3,506	2,392,170
Christopher Wilson (7) Chief Commercial Officer	2020	332,813	292,500	—	—	157,500	478	783,291
	2019	264,205	337,500	2,191,010	730,478	—	139,723	3,662,916
Carol DiBattiste (8) Former Chief Legal and Compliance Officer	2020	155,604	—	—	—	—	411,879	567,483
	2019	385,000	231,000	—	—	—	3,513	619,513
	2018	385,000	—	2,602,909	—	261,800	3,333	3,253,042

(1)

Amounts for 2020 reflect a voluntary reduction of 50% for Mr. Livek and 30% for the other named executive officers taken from May 16, 2020 to September 30, 2020 (or, for Ms. DiBattiste, through her separation on May 31, 2020) in response to the COVID-19 pandemic and related closures, as described above under “Compensation Discussion and Analysis – Executive Compensation Actions and Decisions for 2020 – Base Salaries.”

(2)

Amounts for 2020 reflect the portion of 2020 annual incentive awards that resulted from the Compensation Committee’s exercise of discretion to increase payments above calculated amounts, as described above under “Compensation Discussion and Analysis – Executive Compensation Actions and Decisions for 2020 – Annual Incentive Compensation.”

(3)

None of our named executive officers received stock awards or option awards in 2020. No incremental fair value in accordance with ASC Topic 718 was associated with the 2020 modification of Ms. DiBattiste’s stock awards pursuant to the terms of the DiBattiste Separation Agreement (as defined and described below under “Executive Compensation – Payments Upon Termination or Change in Control – DiBattiste Separation Agreement”), so no such value is included herein.

(4)

Amounts for 2020 reflect the portion of 2020 annual incentive awards that resulted from achievement of performance objectives set prior to the COVID-19 pandemic, as described above under “Compensation Discussion and Analysis – Executive Compensation Actions and Decisions for 2020 – Annual Incentive Compensation.”

(5)

Amounts for 2020 include (a) matching contributions by us to the named executive officers’ 401(k) plan accounts, (b) payment of life insurance and accidental death and dismemberment premiums on behalf of the named executive officers, (c) severance benefits of $404,250 for Ms. DiBattiste, and (d) COBRA benefits for Ms. DiBattiste.

(6)	Mr. Livek served as our President until May 30, 2018, as a special advisor from May 30, 2018 until November 4, 2019, and as our Chief Executive Officer starting November 4, 2019.

(7)	Mr. Wilson served as our Chief Revenue Officer until December 31, 2018, as a consultant from January 1, 2019 until April 17, 2019, and as our Chief Commercial Officer starting April 17, 2019.

(8)	Ms. DiBattiste left the company on May 31, 2020.

2020 Grants of Plan-Based Awards Table

The following table sets forth information about grants of plan-based awards to our named executive officers during 2020. None of our named executive officers received equity-based awards during 2020.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)(2)	Target ($)	Maximum ($)
William Livek	146,250	650,000	1,300,000
Gregory Fink	65,813	292,500	585,000
Christopher Wilson	101,250	450,000	900,000
Carol DiBattiste	69,300	308,000	616,000

(1)

Amounts in these columns reflect the estimated payouts for 2020 annual incentive awards assuming threshold, target and maximum achievement. The actual amounts paid to our named executive officers for 2020 performance can be found in the “Non-Equity Incentive Plan Compensation” column and “Bonus” column of the Summary Compensation Table above. See “Compensation Discussion and Analysis – Executive Compensation Actions and Decisions for 2020 – Annual Incentive Compensation” above for additional information regarding these awards.

(2)

The threshold amount reflects the minimum payout that could have been made if certain performance metrics were achieved. This column reflects the minimum payout for threshold adjusted EBITDA performance (50%), which was weighted 45% to result in a total threshold payout of 22.5%.

Narrative to 2020 Summary Compensation Table and 2020 Grants of Plan-Based Awards Table

Amendments to Long-Term Incentive Plan Awards

In connection with Ms. DiBattiste’s separation, the Compensation Committee amended the terms of certain outstanding RSU and performance-based RSU awards originally granted to Ms. DiBattiste in 2018. These amendments were effective as of May 31, 2020; however, no incremental value under ASC Topic 718 applied to these modifications as vesting remained improbable under ASC Topic 718.

Compensation Mix

The ratio of Mr. Livek’s base salary and bonus in proportion to his total compensation earned for 2020 was 80%, and the average ratio of the salary and bonuses earned by the other named executive officers to their total compensation earned for 2020 was 64%. We expect these ratios to change in future years that do not involve the suspension of our long-term incentive program. Please see the Compensation Discussion and Analysis section of this filing for a description of the objectives of our compensation program and our overall compensation philosophy.

2020 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers as of December 31, 2020.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised and Exercisable Options (#)		Number of Securities Underlying Unexercised and Unexercisable Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William Livek	102,350	(4)	—		11.56	11/6/2021	—	—	—	—
	100,000		200,000	(5)	3.21	11/7/2029	—	—	—	—
	—		—		—	—	116,667	290,501	70,805	176,304
Gregory Fink	—		—		—	—	22,762	56,677	—	—
Christopher Wilson	37,500		112,500	(6)	10.35	5/22/2029	—	—	—	—
	46,000	(4)	—		17.55	4/4/2022	—	—	—	—
	—		—		—	—	24,070	59,934	28,125	70,031
Carol DiBattiste	—		—		—	—	—	—	—	—

(1)

The awards reported in this column reflect time-based restricted stock unit awards, which vest as set forth in the following table, subject to the named executive officer’s continued employment or service through such vesting dates:

Name	Number of RSUs	Remaining Vesting Schedule
William Livek	116,667	One-half on each of November 4, 2021 and November 4, 2022
Gregory Fink	8,254	100% on November 15, 2021
	1,376	100% on May 15, 2021
	8,251	100% on March 1, 2021
	4,881	100% on March 1, 2021 (a)
Christopher Wilson	13,752	100% on March 1, 2021
	10,318	100% on August 15, 2021
Carol DiBattiste (b)	—	—

(a)

The performance-based restricted stock unit award granted to Mr. Fink in 2018, which included a performance period that ended on December 31, 2020, became vested as to performance with respect to 4,881 shares. These shares remained subject to continued time-based vesting requirements through March 1, 2021 and are accordingly reported as outstanding time-based awards for purposes of this table. The remaining shares subject to the original performance-based restricted stock unit award were forfeited.

(b)

As described below under “Executive Compensation – Payments Upon Termination or Change in Control – DiBattiste Separation Agreement,” in connection with Ms. DiBattiste’s separation, the time-based restricted stock units outstanding as of the date of Ms. DiBattiste’s separation remained outstanding and eligible to vest upon the occurrence of a “change of control” on or before August 31, 2020. As of August 31, 2020, all outstanding time-based restricted stock units held by Ms. DiBattiste were forfeited for no consideration.

(2)

Amounts in these columns reflect the market value of shares or units of stock reported in the preceding column that have not vested, computed based on the closing price of our Common Stock as reported on Nasdaq on December 31, 2020, which was $2.49 per share.

(3)

The awards reported in this column reflect the threshold number of performance-based restricted stock unit awards granted in 2019 which become eligible to be earned based on achievement of certain stock price hurdles subject to the named executive officer’s continued employment or service through the date of achievement of the applicable stock price hurdle during the applicable performance period. The awards are reported at threshold because the threshold level of performance had not been achieved as of December 31, 2020. The following table sets forth the end of the applicable performance period for each award with respect to the number of performance-based restricted stock units reflected in this column:

Name	Number of PSUs	Performance Period End Date
William Livek	70,805	November 4, 2029
Gregory Fink	—	—
Christopher Wilson	28,125	May 22, 2029
Carol DiBattiste (a)	—	—

(a)

As described below under “Executive Compensation – Payments Upon Termination or Change in Control – DiBattiste Separation Agreement,” in connection with Ms. DiBattiste’s separation, the service requirement with respect to a portion of the performance-based restricted stock units outstanding as of the date of Ms. DiBattiste’s separation was deemed satisfied and such performance-based restricted stock units remained eligible to be earned upon the occurrence of a “change of control” on or before August 31, 2020. As of August 31, 2020, all outstanding performance-based restricted stock units held by Ms. DiBattiste were forfeited for no consideration.

(4)	Award granted under the Rentrak Corporation 2011 Stock Incentive Plan and assumed by the company on January 29, 2016 in connection with the Rentrak merger.

(5)

Time-based stock option award granted under our 2018 Equity and Incentive Compensation Plan (the “2018 Plan”) that vests as to one-half on each of November 7, 2021 and November 7, 2022, subject to Mr. Livek’s continued employment or service through each such vesting date.

(6)

Time-based stock option award granted under the 2018 Plan that vests as to one-third on each of May 22, 2021, May 22, 2022 and May 22, 2023, subject to Mr. Wilson’s continued employment or service through each such vesting date.

2020 Option Exercises and Stock Vested

The following table sets forth certain information concerning the number of shares our named executive officers acquired and the value they realized upon vesting of stock awards during 2020. Values are shown before payment of any applicable withholding taxes or brokerage commissions. None of our named executive officers exercised options in 2020. The values reported in the table below may not represent the actual amounts received by the executive upon settlement of the awards due to the delayed delivery of shares.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William Livek (2)	58,333	117,249
Gregory Fink	17,881	50,078
Christopher Wilson	43,180	163,244
Carol DiBattiste	33,645	125,268

(1)

The value realized on vesting is calculated by multiplying the number of shares of stock subject to the time-based restricted stock unit awards that vested by the closing price of the underlying shares on the vesting date (or, if such date is not a trading date, the last trading date prior to the applicable vesting date).

(2)

The value of the awards reported in this row includes $117,249 representing 58,333 restricted stock units that vested on November 4, 2020 but will not be settled and payable to Mr. Livek until the earlier to occur of (i) Mr. Livek’s separation from service and (ii) a change of control of the company (as described below under “Executive Compensation – Potential Payments Upon Termination or Change in Control – Equity Awards”).

2020 Non-Qualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
William Livek	Deferred RSUs (3)	—	117,249	28,000	—	145,249

(1)

This column represents the aggregate earnings (or losses) for 2020 for equity awards that vested in one tax year but whose settlement was deferred to a subsequent tax year. The earnings (or loss) amount for these awards represents an estimate of annual earnings with respect to vested but unpaid and deferred shares and is based on the difference in closing price per share of our Common Stock of (i) $2.01 as of November 4, 2020 and (ii) $2.49 as of December 31, 2020, multiplied by the number of restricted stock units that were vested but deferred as of November 4, 2020, as described in more detail in Note 3 to this table below.

(2)

This column reflects the total value of the 58,333 vested but deferred restricted stock units held by Mr. Livek in 2020. The value is computed based on the closing price of our Common Stock as reported on Nasdaq on December 31, 2020, which was $2.49 per share. These deferred restricted stock units are included in the 2020 Option Exercises and Stock Vested Table above.

(3)

Mr. Livek’s deferred restricted stock units represent an award that vested in November 2020 but with a deferred payout following 2020. The shares underlying the award will become payable to Mr. Livek upon the earlier to occur of (i) Mr. Livek’s separation from service and (ii) a change of control of the company (as described below under “Executive Compensation – Potential Payments Upon Termination or Change in Control – Equity Awards”).

Payments Upon Termination or Change in Control

Livek Change of Control and Severance Agreement

Mr. Livek is a party to a change of control and severance agreement (the “Livek Agreement”). The Livek Agreement has a three-year initial term with automatic three-year renewals thereafter, and in the event of a change of control, will continue in effect through the longer of the date that is 12 months following the effective date of the change of control or the remainder of the term then in effect. The Livek Agreement provides that if we terminate Mr. Livek without “cause” or Mr. Livek resigns for “good reason” (each as described below), then, subject to compliance with certain post-employment covenants and execution and non-revocation of a release of claims in favor of the company, Mr. Livek would be eligible to receive (i) accrued but unpaid vacation, expense reimbursements, wages and other benefits due under our compensation plans, policies and arrangements (the “Accrued Amounts”); (ii) reimbursement of COBRA premiums (or an equivalent cash distribution if the severance period exceeds the permitted COBRA participation period) for two years; and (iii) two times Mr. Livek’s annual base salary, payable over two years in accordance with our normal payroll practices (or if such termination is on or within 12 months following a change of control, in a lump sum).

Additionally, if (a) Mr. Livek has remained employed or continued to provide services through the first anniversary of the date of a change of control or (b) we terminate Mr. Livek without cause or Mr. Livek resigns for good reason on or within 12 months following a change of control, then, in each case and except as otherwise described below under “Livek 2019 Equity Agreements,” all of Mr. Livek’s outstanding and unvested equity awards held as of the date of a change of control will vest in full.

Under the Livek Agreement:

•

“cause” is generally defined as Mr. Livek’s indictment, plea of nolo contendere or conviction of any felony or any crime involving dishonesty; material breach of duties or a company policy; or commission of any act of dishonesty, embezzlement, theft, fraud or misconduct with respect to the company, any of which in the good faith and reasonable determination of the Board or the Compensation Committee is materially detrimental to the company, its business or its reputation;

•

“change of control” is generally defined as the occurrence of (i) a change in ownership of the company pursuant to the acquisition by any one person or any persons acting as a group of a number of shares of the Company’s stock that, together with the stock already held by such person, represents more than 50% of the total voting power of the company’s stock (other than an acquisition of stock of the company as a result of a private financing that is approved by the Board), (ii) a change in the effective control of the company due to the majority of the members of the Board being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or (iii) a change in the ownership of a substantial portion of the company’s assets which occurs on the date that any person acquires (or has acquired during the 12-month period preceding such acquisition) assets from the company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the company’s assets immediately prior to such acquisition (determined without regard to any liabilities associated with such assets); and

•

“good reason” is generally defined as Mr. Livek’s termination of employment within 90 days after the expiration of a specified cure period following the occurrence of one or more of the following: (i) a material diminution in his base compensation (unless done for all of our senior-level executives); (ii) a material reduction of his authority or responsibilities or, following a change of control, a change in his reporting position; or (iii) a relocation of his primary workplace of more than 50 miles.

In the event that the payments or benefits under the Livek Agreement (i) would constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would subject Mr. Livek to an excise tax under Section 4999 of the Code, then, depending on which method produces the largest net after-tax benefit for Mr. Livek, the payments shall either be: (a) reduced to the level at which no excise tax applies or (b) paid in full, which would subject Mr. Livek to the excise tax.

Livek 2019 Equity Awards

In 2019, Mr. Livek was granted equity awards in the form of stock options, RSUs, and performance-based RSUs (“PRSUs”). Each of these award agreements provides for certain treatment upon a qualifying termination of employment and/or change of control. The award agreements evidencing the grant of options and RSUs to Mr. Livek in 2019 both provide that if we terminate Mr. Livek without “cause” or if Mr. Livek resigns for “good reason” (both terms as defined in the Livek Agreement) within one year following a change of control, the applicable equity award will become fully vested. The award agreement evidencing the grant of PRSUs to

Mr. Livek in 2019 provides that (a) if we terminate Mr. Livek without “cause” or if Mr. Livek resigns or terminates employment as a result of death or “disability” (as defined in the Livek Agreement), the PRSUs will become vested based on actual achievement of the stock price hurdle during the period beginning on the most recent vesting date preceding the date of termination and ending on the date of such termination, and (b) if a change of control occurs, the PRSUs will become vested by applying the per-share price paid in connection with the change of control as the stock price hurdle for purposes of determining attainment of performance goals.

Livek 2019 Letter Agreement

In connection with his appointment as Chief Executive Officer, we and Mr. Livek entered into a letter agreement on November 4, 2019 (the “Livek 2019 Letter Agreement”) pursuant to which Mr. Livek was eligible to receive a one-time bonus of at least $1,000,000 (either individually or as part of a larger pool for executive officers or employees) upon the successful completion of a refinance of all or substantially all of our outstanding senior secured convertible notes, subject to Mr. Livek’s continued employment through such refinance, provided that if we terminated Mr. Livek without “cause” or if Mr. Livek resigned for “good reason” (both terms as defined in the Livek Agreement) within the 90-day period preceding the completion of the refinance, Mr. Livek would remain eligible to receive the bonus upon the completion of the refinance. As described above under “Compensation Discussion and Analysis – Executive Compensation Actions and Decisions for 2020 – 2021 Transaction Awards,” the refinance bonus was paid to Mr. Livek in the form of RSUs issued upon closing of the strategic investment transactions we announced in January 2021.

Upon the consummation of a change in control (as defined in the Plan, but provided that the occurrence of clause (b) (relating to a majority change in the incumbent board) or (d) (relating to stockholder approval of a dissolution of the company) of such definition shall not be treated as a change in control for purposes of the Livek 2019 Letter Agreement), Mr. Livek will receive a one-time bonus of $1,000,000, plus an additional one-time bonus based on specified percentages (ranging from 0.30% to 0.32%) of the gross transaction proceeds (but no more than $4,000,000) resulting from such change in control so long as the change in control results in gross transaction proceeds of at least $500 million. Each bonus payable upon the consummation of a change in control is generally subject to Mr. Livek’s continued employment through such change in control, provided that if we terminate Mr. Livek without cause or if Mr. Livek resigns for good reason within the 90-day period preceding the consummation of the change in control, Mr. Livek will remain eligible to receive such bonus upon the consummation of such change in control.

Other NEO Change of Control and Severance Agreements

Messrs. Fink and Wilson are each party to a change of control and severance agreement (the “Other NEO Agreements”). The Other NEO Agreements have a three-year initial term with automatic one-year renewals thereafter, and in the event of a change of control will continue in effect through the longer of the date that is 12 months following the effective date of the change of control or the remainder of the term then in effect. The Other NEO Agreements provide that if we terminate the executive without “cause” or the executive resigns for “good reason” (each as described below), then, subject to compliance with certain post-employment covenants and execution and non-revocation of a release of claims in favor of the company, the executive would be eligible to receive (i) all Accrued Amounts; (ii) reimbursement of COBRA premiums (or an equivalent cash distribution if the severance period exceeds the permitted COBRA participation period) for one year (or 15 months for Mr. Fink); and (iii) the following severance payments, depending on the time of termination or resignation:

Time of Termination or Resignation
Severance Benefit	Prior to a Change of Control	On or Within 12 Months Following a Change of Control
Cash Severance	For Mr. Fink: 1.25 times the sum of the executive’s (A) annual base salary and (B) target short-term incentive award, paid over 15 months in accordance with our normal payroll practices.	For Mr. Fink: 1.25 times the sum of the executive’s (A) annual base salary and (B) target short-term incentive award, paid 60 days following termination.

Time of Termination or Resignation
Severance Benefit	Prior to a Change of Control	On or Within 12 Months Following a Change of Control

	For Mr. Wilson: The sum of the executive’s (A) annual base salary and (B) target short-term incentive award, paid over one year in accordance with our normal payroll practices.	For Mr. Wilson: The sum of the executive’s (A) annual base salary and (B) target short-term incentive award, paid 60 days following termination.

Current Year Short-Term Incentive Award	Pro-rata portion based on actual performance through the end of the applicable year (but with any individual performance objectives deemed achieved at the target level), paid at the time short-term incentive awards are paid to other senior executives.	Pro-rata portion of the greater of (A) the executive’s target short-term incentive award for the year of termination and (B) the projected full-year short-term incentive award, paid 60 days following termination.

Time-Based Equity Acceleration	None.	Full acceleration.

Performance-Based Equity Acceleration	None.	Except as otherwise described below under “Executive Compensation – Payments Upon Termination or Change in Control – Wilson 2019 PRSU Award,” acceleration as to the greater of (A) the target number of shares subject to the applicable equity award or (B) if 50% of the performance period has elapsed, the projected number of shares that would have been earned through the end of the performance period.

Under the Other NEO Agreements:

•

“cause” is generally defined as the executive’s indictment, plea of nolo contendere or conviction of any felony or any crime involving dishonesty; material breach of duties or a company policy (that is not cured by the executive within 30 days following written notice); or commission of any act of dishonesty, embezzlement, theft, fraud or misconduct with respect to the company, any of which in the good faith and reasonable determination of the Board or the Compensation Committee is materially detrimental to the company, its business or its reputation;

•	“change of control” has the same meaning given to such term under the Livek Agreement;

•

with respect to severance benefits related to short-term incentive awards under the Other NEO Agreements and equity awards granted on or after September 4, 2018, “good reason” is defined as the executive’s termination of employment within 90 days after a specified cure period following the occurrence of one or more of the following: (i) a material diminution in the executive’s base compensation (unless done for all of our senior-level executives); (ii) a relocation of the executive’s primary workplace of over 50 miles; or (iii) with respect to Mr. Fink, a material diminution in the executive’s authority or responsibilities;

•	for purposes of all other severance and other benefits (including all equity awards granted prior to September 4, 2018), “good reason” is defined as the executive’s termination of employment within

90 days after a specified cure period following the occurrence of one or more of the following: (i) a material diminution in the executive’s base compensation (unless done for all senior-level executives); (ii) a material reduction of the executive’s authority or responsibilities or, following a change of control, a change in the executive’s reporting position; or (iii) a relocation of the executive’s primary workplace of over 50 miles.

Termination will not be considered for “good reason” if the compensation is subject to any clawback provisions.

In the event that the payments or benefits under the Other NEO Agreements (i) would constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) would subject the executive to the excise tax imposed by Section 4999 of the Code, then, depending on which method produces the largest net after-tax benefit for the executive, the payments shall either be: (a) reduced to the level at which no excise tax applies or (b) paid in full, which would subject the individual to the excise tax.

Wilson 2019 PRSU Award

In 2019, Mr. Wilson was granted PRSUs that provide for certain treatment upon a qualifying termination of employment and/or change of control. The award agreement evidencing the grant of PRSUs to Mr. Wilson in 2019 provides that (a) if we terminate Mr. Wilson without “cause” or if Mr. Wilson resigns or terminates employment as a result of death or “disability” (as defined in the Other NEO Agreement), the PRSUs will become vested based on actual achievement of the stock price hurdle during the period beginning on the most recent vesting date preceding the date of termination and ending on the date of such termination, and (b) if a change of control occurs, the PRSUs will become vested by applying the per-share price paid in connection with the change of control as the stock price hurdle for purposes of determining attainment of performance goals.

DiBattiste Separation Agreement

In connection with Ms. DiBattiste’s departure, the company and Ms. DiBattiste entered into a Separation and Release Agreement on May 7, 2020 (the “DiBattiste Separation Agreement”). Pursuant to the terms of the DiBattiste Separation Agreement, Ms. DiBattiste left the company on May 31, 2020 (the “DiBattiste Separation Date”) and received or will receive: (i) cash severance of $693,000, less applicable taxes and withholdings, which was paid or will be paid in the following installments: (a) $231,000 on November 30, 2020, (b) $173,250 on December 31, 2020, (c) $173,250 on April 1, 2021 and (d) $115,500 on May 31, 2021, (ii) a pro-rata annual incentive award for 2020 based on achievement of applicable performance goals (but with any individual subjective performance objectives being deemed achieved at target level) and payable at the time such bonuses were paid to other executive officers of the company, (iii) reimbursement of the cost of continued health coverage under our group health plans pursuant to COBRA for a period of up to 12 months, and (iv) deemed satisfaction of the service requirements applicable to (a) the 8,251 outstanding and unvested time-based RSUs originally granted to Ms. DiBattiste on September 7, 2018, (b) 11,379 outstanding and unvested time-based RSUs originally granted to Ms. DiBattiste on June 5, 2018, and (c) 13,280 outstanding and unvested performance-based RSUs originally granted to Ms. DiBattiste on September 7, 2018, in each case, such that such equity awards remained eligible to vest (for the performance-based RSUs, based on the greater of (a) target performance, (b) actual performance as of the date of the change of control and (c) the percentage of achievement specified in any agreement pursuant to which the change of control is consummated that applies to senior executives of the company who hold similar performance-based RSUs) only upon a “change of control” of the company occurring on or prior to August 31, 2020 (as such term is defined in the Livek Agreement). Because no such change of control occurred on or prior to August 31, 2020, such equity awards were forfeited and cancelled without consideration on such date.

Under the DiBattiste Separation Agreement, Ms. DiBattiste agreed to a comprehensive release of claims in favor of the Company and its affiliates. Ms. DiBattiste also reaffirmed her commitment to be bound by restrictive covenants regarding confidential information, non-disparagement, non-competition and non-solicitation.

Salary Reduction Letters

In May 2020, each of Messrs. Livek, Fink and Wilson entered into a letter agreement providing (i) for the voluntary and temporary reduction to each such executive officer’s base salary (ii) that no such executive officer has the ability to terminate his employment for “good reason” (as defined in his change of control and severance agreement) solely due to the agreed-upon decrease in base salary and (iii) should any such executive officer experience a qualifying termination of employment under his change of control and severance agreement, the calculation of severance payable in accordance with his change of control and severance agreement will not use the temporarily reduced base salary amount.

Payments Upon Termination of Employment for Departing Named Executive Officers

The following table quantifies the actual payments and benefits that we provided to Ms. DiBattiste in connection with her departure, pursuant to the terms of the DiBattiste Separation Agreement.

Payments Pursuant to DiBattiste Separation Agreement	Amounts ($)
Severance Payments (1)	693,000
Short-term Incentive (2)	127,913
COBRA Benefits (3)	8,925
Equity Awards (4)	—

Total	829,838

(1)

Represents cash severance of $693,000 that is payable in four installments as follows: (i) $231,000 on November 30, 2020, (ii) $173,250 on December 31, 2020, (iii) $173,250 on April 1, 2021 and (iv) $115,500 on May 31, 2021, in each case, subject to Ms. DiBattiste’s continued compliance with her obligations under the DiBattiste Separation Agreement as of each payment date.

(2)

Represents a pro-rata portion of Ms. DiBattiste’s annual incentive award for 2020 based on actual performance achieved for 2020 (but with any individual performance objectives deemed achieved at the target level) and payable at such time the 2020 annual incentive awards were paid to other executive officers of the company.

(3)

Represents the full amount of COBRA reimbursements payable under the DiBattiste Separation Agreement. For purposes of this disclosure, we have assumed that (i) Ms. DiBattiste elected continuation healthcare coverage under COBRA for the full severance period and (ii) the reimbursement right has not ceased due to employment with another employer. For the portion representing COBRA reimbursements payable in 2020, the amount includes the actual amount paid in 2020.

(4)

As described above under “DiBattiste Separation Agreement,” (i) 8,251 outstanding and unvested time-based RSUs originally granted to Ms. DiBattiste on September 7, 2018, (ii) 11,379 outstanding and unvested time-based RSUs originally granted to Ms. DiBattiste on June 5, 2018, and (iii) 13,280 outstanding and unvested performance-based RSUs originally granted to Ms. DiBattiste on September 7, 2018 remained outstanding and eligible to vest following the DiBattiste Separation Date upon a change of control on or prior to August 31, 2020 pursuant to the terms of the DiBattiste Separation Agreement. A change of control did not occur on or prior to August 31, 2020, so all of the time-based and performance-based RSUs held by Ms. DiBattiste were forfeited without consideration on August 31, 2020.

Potential Payments Upon Termination or Change of Control for Remaining Named Executive Officers

The following tables show the value of the potential payments that each named executive officer would have received in various scenarios involving a termination of his employment or change of control event, assuming a December 31, 2020 triggering date and, where applicable, a price per share for our Common Stock of $2.49 (the closing price of our Common Stock on Nasdaq on December 31, 2020).

William Livek

Payments Upon Termination	Voluntary Termination ($)	Termination by Employee for Good Reason ($)		Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)	Double- Trigger Change of Control Event ($)(1)
Severance Payments	—	1,300,000		1,300,000		—	1,300,000
Transaction Bonus	—	1,000,000	(2)	1,000,000	(2)	—	1,000,000	(3)
COBRA Benefits (4)	—	42,833		42,833		—	42,833
Equity Acceleration (5)	—	—		—		—	290,501

Total	—	2,342,833		2,342,833		—	2,633,334

(1)	Represents the amount payable if Mr. Livek were terminated without cause or resigned for good reason on or within 12 months after a change of control.

(2)

Represents the minimum bonus payable under the Livek 2019 Letter Agreement if we had terminated Mr. Livek without cause or if Mr. Livek resigned for good reason, as applicable, within the 90-day period preceding the completion of a refinancing transaction described in the Livek 2019 Letter Agreement.

(3)

Represents the minimum bonus payable under the Livek 2019 Letter Agreement if we terminate Mr. Livek without cause or if Mr. Livek resigns for good reason within the 90-day period preceding the consummation of a change in control.

(4)	Represents the amount payable if Mr. Livek elected continuation healthcare coverage under COBRA for the full 24-month severance period.

(5)

Represents the fair market value of unvested time-based RSU awards, the vesting of which would have accelerated if Mr. Livek were terminated without cause or resigned for good reason on or within 12 months after a change of control, or if he remained employed by or continued to provide services to the company through the one-year anniversary of a change of control. The value of accelerated vesting of Mr. Livek’s performance-based RSU award granted to him in 2019 is not included in these amounts because the stock price hurdles would not have been achieved assuming a termination or change of control occurring on December 31, 2020. The value of accelerated vesting of Mr. Livek’s unvested options is not included in these amounts because the exercise price of the options was greater than the closing price of our Common Stock on December 31, 2020.

Gregory Fink

Payments Upon Termination	Voluntary Termination ($)	Termination by Employee for Good Reason ($)	Involuntary Termination without Cause ($)	Involuntary Termination for Cause ($)	Double- Trigger Change of Control Event ($)(1)
Severance Payments	—	853,125	853,125	—	853,125
Short-Term Incentive (2)	—	292,500	292,500	—	292,500
COBRA Benefits (3)	—	37,903	37,903	—	37,903
Equity Acceleration (4)	—	—	—	—	56,677

Total	—	1,183,528	1,183,528	—	1,240,205

(1)	Represents the amount payable if Mr. Fink were terminated without cause or resigned for good reason on or within 12 months after a change of control.

(2)

Represents a pro-rata portion of the applicable short-term incentive amount based on (i) in the event of a qualifying termination prior to or more than 12 months after a change of control, actual performance achieved for 2020 (but with any individual performance objectives deemed achieved at the target level) or (ii) in the event of a qualifying termination on or within 12 months after a change of control, the greater of the projected actual performance or target performance. The pro-rata portion is equal to 100% of such amount assuming the termination occurred on December 31, 2020.

(3)	Represents the amount payable if Mr. Fink elected continuation healthcare coverage under COBRA for the full 15-month severance period.

(4)

Represents the fair market value of unvested time-based RSU awards, the vesting of which would have accelerated if Mr. Fink were terminated without cause or resigned for good reason on or within 12 months after a change of control.

Christopher Wilson

Payments Upon Termination	Voluntary Termination ($)	Termination by Employee for Good Reason ($)	Involuntary Termination without Cause ($)	Involuntary Termination for Cause ($)	Double- Trigger Change of Control Event ($)(1)
Severance Payments	—	825,000	825,000	—	825,000
Short-Term Incentive (2)	—	450,000	450,000	—	450,000
COBRA Benefits (3)	—	32,235	32,235	—	32,235
Equity Acceleration (4)	—	—	—	—	59,934

Total	—	1,307,235	1,307,235	—	1,367,169

(1)	Represents the amount payable if Mr. Wilson were terminated without cause or resigned for good reason on or within 12 months after a change of control.

(2)

Represents a pro-rata portion of the applicable short-term incentive amount based on (i) in the event of a qualifying termination prior to or more than 12 months after a change of control, actual performance achieved for 2020 (but with any individual performance objectives deemed achieved at the target level) or (ii) in the event of a qualifying termination on or within 12 months after a change of control, the greater of the projected actual performance or target performance. The pro-rata portion is equal to 100% of such amount assuming the termination occurred on December 31, 2020.

(3)	Represents the amount payable if Mr. Wilson elected continuation healthcare coverage under COBRA for the full 12-month severance period.

(4)

Represents the fair market value of unvested time-based RSU awards, the vesting of which would have accelerated if Mr. Wilson were terminated without cause or resigned for good reason on or within 12 months after a change of control. The value of accelerated vesting of Mr. Wilson’s performance-based RSU award granted to him in 2019 is not included in these amounts because the stock price hurdles would not have been achieved assuming a termination or change of control occurring on December 31, 2020. The value of accelerated vesting of Mr. Wilson’s unvested options is not included in these amounts because the exercise price of the options was greater than the closing price of our Common Stock on December 31, 2020.

Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Livek, our Chief Executive Officer as of December 31, 2020.

For 2020, the ratio of the annual total compensation of Mr. Livek to the median of the annual total compensation of all our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 16 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K, using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2020 (the “Determination Date”).

For purposes of this disclosure, Median Annual Compensation was $74,171 and was calculated by totaling for our Median Employee all applicable elements of compensation for 2020 in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 1,333 employees, representing all full-time, part-time, seasonal and temporary employees of the company and our consolidated subsidiaries, as of the Determination Date. As permitted by Item 402(u)(3) of Regulation S-K, this number does not include any independent contractors or “leased” workers. We then measured compensation for the period beginning on January 1, 2020 and ending on December 31, 2020 for these employees using year-to-date Box 1 Form W-2 earnings (or, outside of the United States, a comparable local equivalent) as reflected in our U.S. and local payroll records for 2020. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Parties

Various Comscore policies and procedures, including our Code of Business Conduct and Ethics and annual questionnaires completed by our directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. In addition, our Board has adopted a written policy and procedures for the review and approval of transactions in which the company is a participant, the amount involved exceeds $120,000, and one of our directors, executive officers, or a holder of more than 5% of our Common Stock or Series B Convertible Preferred Stock, including any of their immediate family members and any entity owned or controlled by such persons (collectively, “related parties”), has or will have a direct or indirect material interest.

If any related party proposes to enter into any such transaction (a “related party transaction”), our Audit Committee will consider all of the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related party; the approximate dollar value of the amount involved in the transaction and the dollar value of such related person’s direct or indirect interest in the transaction; whether the transaction was undertaken in the ordinary course of business of the company; whether the transaction is proposed to be entered into on terms no less favorable to the company than those reached with an unrelated third party; whether any alternative transactions or sources for comparable services or products are available; the purpose of the transaction and potential benefits, or potential risks or costs, to the company; whether the transaction is in the best interests of the company; any required public disclosure of the transaction; whether the transaction presents an improper conflict of interest for any company officer or director; in the event the related party is a director or nominee for director (or immediate family member of a director or nominee or an entity with which a director or nominee is affiliated), the impact that the transaction will have on that director’s or nominee’s independence; and any other information regarding the transaction that would be material to investors in light of the circumstances of such transaction.

Following such consideration and review, if deemed appropriate, the disinterested members of the Audit Committee will approve the related party transaction (except that, if the transaction is proposed to be, or was, entered into on terms less favorable to the company than terms that could have been reached with an unrelated third party, approval will be obtained by unanimous approval of the disinterested members of the Board). A related party transaction will not be approved if the transaction would render a director no longer independent and would cause less than a majority of the Board to meet our director independence requirements. Whenever practicable, the reporting, review and approval will occur prior to entry into the related party transaction. If advance review is not practicable, our Audit Committee may ratify the related party transaction.

2020 Transactions with Related Parties

Other than compensation disclosed under “Director Compensation” or “Executive Compensation” in this proxy statement and the transactions described below, we believe there were no other related party transactions (as defined above) during the year ended December 31, 2020.

Transactions with WPP

As of April 21, 2021, based on public filings, WPP plc (“WPP”) and its affiliates owned approximately 14.0% of our outstanding Common Stock. In the normal course of business, we provide WPP and its affiliates with services amongst our different product lines and receive services from WPP and its affiliates supporting our data collection efforts. In 2020, our transactions with WPP and its affiliates resulted in approximately $13.3 million of revenue and $10.4 million of expense.

Mr. Gotlieb served as a senior advisor to WPP in 2020.

Transactions with Qurate

Mr. Wendling serves as an executive officer of Qurate. In 2020, we recognized revenue of approximately $0.8 million from transactions with Qurate and its affiliates in the normal course of business.

Compensation of Non-Executive Employees

Mr. Livek’s son is a non-executive account director of the company and has been employed by the company since January 2016. During 2020, he received salary and incentive compensation of approximately $103,000, in addition to the standard benefits that he receives as an employee of the company.

Ms. Love’s son is a non-executive sales manager of the company and has been employed by the company since May 2017. During 2020, he received salary and incentive compensation of approximately $163,000, in addition to the standard benefits that he receives as an employee of the company.

Additional Transactions with Related Parties

In connection with the Series B Convertible Preferred Stock transactions we announced in January 2021, we entered into the following agreements or transactions with the Investors, each of whom owns 33.3% of our Series B Convertible Preferred Stock.

Stockholders Agreement

On March 10, 2021 (the “Closing Date”), we and the Investors entered into the SHA, pursuant to which, among other things, immediately following the consummation of our issuance and sale of 27,509,203 shares of Series B Convertible Preferred Stock to each Investor in exchange for $68,000,000, with aggregate proceeds of $204,000,000 (the “Transactions”), we were obligated to take all necessary action to ensure that the Board consisted of 10 total directors (two designees of each Investor, the Chief Executive Officer of the company and three individuals who were directors of the company prior to the closing of the Transactions).

Under the SHA, we are obligated to take all necessary action (to the extent not prohibited by law) to cause the Board to nominate for election that number of individuals designated by an Investor that, if elected, would result in two designees of such Investor serving on the Board until the earlier of such time as such Investor (a) beneficially owns a number of shares of Series B Convertible Preferred Stock representing less than 50% of the number of shares of Series B Convertible Preferred Stock held by such Investor as of the Closing Date after giving effect to the Transactions (“Initial Preferred Stock Ownership”) as a result of such Investor’s Transfer (as defined in the SHA) of such shares to any of the other Investors or (b) beneficially owns Voting Stock (as defined in the SHA) representing less than 10% of the outstanding shares of Common Stock (on an as-converted basis), after which time such Investor’s designation rights will be reduced to one designee until such time as such Investor beneficially owns Voting Stock representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), after which time such Investor will no longer have any rights to designate a nominee to serve on the Board thereunder.

Pursuant to the SHA, if one of the Investors (the “Buying Stockholder”) acquires from one of the other Investors (the “Selling Stockholder”) a number of shares of Series B Convertible Preferred Stock equal to (a) at least 50% (but less than 100%) or (b) 100% of the Selling Stockholder’s Initial Preferred Stock Ownership in accordance with the terms of the SHA, the Selling Stockholder will be obligated to cause one (in the case of clause (a)) or two (in the case of clause (b)) of its designated directors to resign, and we will be obligated to take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint one or two, respectively, additional person(s) designated by the Buying Stockholder to fill such vacancy or vacancies, as applicable. If a Buying Stockholder acquires a number of shares of Common Stock equal to 10% or more of the number of shares of outstanding Common Stock as of such time (determined on an as-converted basis) from a person other than another Investor and its Permitted Transferees (as defined in the SHA), we will be obligated to, among other things, take all necessary action (to the extent not prohibited by applicable law) to cause the Board to (x) increase the size of the Board as required to enable the Buying Stockholder to designate one additional person to the Board, and (y) appoint such additional person designated by the Buying Stockholder to fill such newly created vacancy, in each case, on the terms and subject to the conditions set forth in the SHA. In no event will a single Investor be entitled to designate a number of directors to the Board that would constitute a majority of the Board.

Subject to compliance with applicable laws, stock exchange regulations and the Settlement (as defined in the SHA), for so long as an Investor beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), we will take all necessary action (to the extent not prohibited by applicable law) to cause the Board to appoint (i) at least one of such Investor’s designees to serve on the Compensation Committee, (ii) at least one of such Investor’s designees to serve on the Nominating and Governance Committee, and (iii) at least one of such Investor’s designees to serve on the Finance and Acquisitions Committee.

For so long as an Investor beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), such Investor is entitled to appoint one observer on the Board or any committee thereof.

For so long as an Investor beneficially owns Voting Stock representing at least 5% of the outstanding shares of Common Stock (on an as-converted basis), such Investor (a) covenants to the company that it will vote, or provide a written consent or proxy with respect to, its Voting Stock in favor of each Investor’s director designees and (b) agrees to vote, or provide a written consent or proxy with respect to, its Voting Stock in a neutral manner in the election of any directors nominated by the Board for election that are not designees of an Investor.

Pursuant to the SHA and subject to certain exceptions, each Investor agrees, for one year after the Closing Date, not to Transfer (as defined in the SHA) or enter into a cash-settled hedge with respect to any shares of Series B Convertible Preferred Stock held by such Investor, including any shares of Common Stock issued or issuable upon conversion of such shares of Series B Convertible Preferred Stock. Thereafter, until the second anniversary of the Closing Date, and subject to customary exceptions, each Investor agrees not to Transfer or enter into a cash-settled hedge with respect to more than 50% of such Investor’s Initial Preferred Stock Ownership, including any shares of Common Stock issued or issuable upon conversion of such Series B Convertible Preferred Stock. Each Investor agrees that any permitted Transfers will not be to a competitor of the company, an activist investor or certain other restricted persons as specified in the SHA.

Pursuant to the SHA, until such time as such Investor beneficially owns Voting Stock representing less than 5% of the outstanding shares of Common Stock (on an as-converted basis), each Investor is subject to customary standstill restrictions in accordance with which each Investor and its respective affiliates agree not to, among other things, and subject to the exceptions set forth in the SHA, (a) for a period of 12 months following the Closing Date, acquire any equity securities of the company from any other Investor or any of its affiliates, (b) acquire any equity securities of the company such that after such acquisition such Investor and its affiliates would beneficially own 45% or more of the outstanding shares of Common Stock (on an as-converted basis) (c) publicly seek or encourage any offer or proposal for a merger or similar transaction involving the company, (d) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (within the meaning of Rule 14a-1 under the Exchange Act) to vote any Voting Stock of the company or its subsidiaries, or call or seek to call a meeting of our stockholders or initiate any stockholder proposal for action by our stockholders or seek the removal of any director from the Board, or (e) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any Voting Stock of the company or its subsidiaries, including with any other Investor or its affiliates.

Pursuant to the SHA, in the event an Investor contemplates Transferring any shares of Series B Convertible Preferred Stock or Common Stock to another person, the other Investors will each have a right of first refusal to purchase any or all of their respective pro rata portions of such shares, subject to exceptions set forth in the SHA. Additionally, in the event we contemplate the sale or other disposition of any patents, Charter will have a right of first offer and a right of first refusal to acquire such patents, on the terms and subject to exceptions as more particularly set forth in the SHA.

Pursuant to the SHA, on a single occasion after January 1, 2022, upon any Investor’s request, subject to the conditions set forth in the SHA, we will (a) take all actions reasonably necessary to pay a one-time dividend on the Series B Convertible Preferred Stock (the “Special Dividend”) equal to the highest dividend that the Board determines can be paid at that time (or a lesser amount as may be unanimously agreed upon by the Investors), subject to the additional conditions and limitations as more particularly set forth in the SHA, (b) to the extent required based on our financial condition, reasonably promptly seek and obtain debt financing to effectuate such Special Dividend, and (c) declare and pay such Special Dividend, which, if debt financing is required, will be paid substantially contemporaneous with, or reasonably promptly after, the consummation of such debt financing. Pursuant to the terms of the SHA, the prior written consent of each Investor is required for the company to effect or validate certain enumerated actions in the SHA for so long as such Investor beneficially owns Voting Stock representing at least 10% of the outstanding shares of Common Stock (on an as-converted basis).

The SHA will terminate with respect to any particular Investor upon the mutual agreement in writing among the company and such Investor. The SHA will terminate automatically as to any particular Investor and certain transferees at such time as such Investor no longer beneficially owns at least 5% of the outstanding shares of Common Stock (on an as-converted basis) at any time.

Registration Rights Agreement

On the Closing Date, we entered into a Registration Rights Agreement (the “RRA”) with the Investors (together with any other party that may become a party to the RRA, “Holders”), pursuant to which, among other things, and on the terms and subject to certain limitations set forth therein, we are obligated to use our reasonable best efforts to prepare and file within 120 days after the Closing Date a registration statement registering the sale or distribution of shares of Series B Convertible Preferred Stock or Common Stock held by any Holder, including any shares of Common Stock acquired by any Holder pursuant to the conversion of the Series B Convertible Preferred Stock, and any other securities issued or issuable with respect to any such shares of Common Stock or Series B Convertible Preferred Stock by way of share split, share dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise (the “Registrable Securities”).

In addition, pursuant to the RRA, Holders have the right to require us, subject to certain limitations set forth therein, to effect a sale of any or all of their Registrable Securities by means of an underwritten offering or an underwritten block trade or bought deal. We are not obligated to effect any underwritten offering or underwritten block trade or bought deal (a) subject to certain exceptions, unless the dollar amount of the Registrable Securities of Holder(s) demanding such underwritten offering or underwritten block trade or bought deal to be included therein is anticipated to result in gross sale proceeds of at least $25 million, (b) if three underwritten offerings or underwritten block trades or bought deals have already been launched at the request of Holder(s) within a 365-day period or (c) during the Quarterly Blackout Period (as defined in the RRA).

The RRA also provides Holders with certain customary piggyback registration rights. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and our right to delay or withdraw a registration statement under certain circumstances.

Data License Agreement

On the Closing Date, we entered into a Data License Agreement with Charter Communications Operating, LLC (“Charter Operating”), an affiliate of Charter. Under the Data License Agreement, which has a term of 10 years, Charter Operating will bill us for license fees according to a payment schedule that gradually increases from $10.0 million in the first year of the term to $32.3 million in the final (tenth) year of the term. We expect to recognize expense for the license fees ratably over the term. A portion of the annual license fees will be allocated to a base license comparable to our prior license with Charter Operating. The remainder of the fees will be allocated to the additional data sets contemplated by the Data License Agreement and the designation and related endorsement of Comscore as Charter Operating’s preferred data measurement partner for the term.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to beneficial ownership of our Common Stock and Series B Convertible Preferred Stock as of April 21, 2021, by:

•	each beneficial owner of 5% or more of the outstanding shares of our Common Stock or Series B Convertible Preferred Stock;

•	each of our current directors and director nominees;

•	each of our named executive officers for 2020; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the Common Stock and Series B Convertible Preferred Stock that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock and Series B Convertible Preferred Stock subject to options or other rights held by that person that are currently exercisable or exercisable within 60 days of April 21, 2021 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, these shares do not include any stock or options awarded after April 21, 2021. As of April 21, 2021, a total of 80,686,147 shares of our Common Stock and 82,527,609 shares of our Series B Convertible Preferred Stock were outstanding. Except as otherwise indicated, the address of each person in this table is c/o Comscore, 11950 Democracy Drive, Suite 600, Reston, Virginia 20190.

	Common Stock		Series B Convertible Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class Outstanding	Amount and Nature of Beneficial Ownership (1)	Percentage of Class Outstanding
5% or Greater Stockholders:
Charter Communications, Inc. (2)	27,799,685	25.6%	27,509,203	33.3%
Cerberus Capital Management, L.P. (3)	27,782,608	25.6%	27,509,203	33.3%
Qurate Retail, Inc. (4)	27,755,639	25.6%	27,509,203	33.3%
WPP plc and affiliated entities (5)	11,319,363	14.0%	—	—
Weiss Multi-Strategy Advisers LLC (6)	6,477,904	8.0%	—	—
PRIMECAP Management Company (7)	5,487,965	6.8%	—	—
BlackRock, Inc. (8)	4,023,029	5.0%	—	—
Directors and Named Executive Officers:
Nana Banerjee, Director (9)	—	—	—	—
Itzhak Fisher, Director (10)	26,969	*	—	—
Irwin Gotlieb, Director (11)	188,093	*	—	—
David Kline, Director (12)	—	—	—	—
Pierre Liduena, Director (13)	13,800	*	—	—
William Livek, Chief Executive Officer and Executive Vice Chairman (14)	1,196,512	1.5%	—	—
Kathleen Love, Director (15)	131,331	*	—	—
Marty Patterson, Director (16)	26,969	*	—	—
Brent Rosenthal, Chairman of the Board (17)	793,595	*	—	—
Brian Wendling, Director (18)	26,969	*	—	—

	Common Stock		Series B Convertible Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class Outstanding	Amount and Nature of Beneficial Ownership (1)	Percentage of Class Outstanding
Gregory Fink, Chief Financial Officer (19)	42,986	*	—	—
Christopher Wilson, Chief Commercial Officer (20)	241,924	*	—	—
Carol DiBattiste, Former Chief Legal and Compliance Officer	57,169	*	—	—
All current directors and executive officers as a group (12 persons) (21)	2,689,148	3.3%	—	—

*	Represents less than 1% of the outstanding shares of Common Stock.

(1)

The information provided in this table is based on company records, information supplied to us by our directors, executive officers, former executive officers and principal stockholders and information contained in Schedules 13D and 13G and Forms 4 filed with the SEC.

(2)

This information is derived solely from the Schedule 13D filed with the SEC on March 19, 2021 and the Form 4 filed with the SEC on April 7, 2021. Charter Communications, Inc., CCH II, LLC, Charter Communications Holdings, LLC, Spectrum Management Holding Company, and Charter Communications Holding Company, LLC have shared voting and dispositive power for 27,509,203 shares of Series B Convertible Preferred Stock, convertible at any time at the option of the holder into shares of Common Stock (shown on an as-converted basis including accrued dividends). Also reported are 44,046 shares of Common Stock subject to restricted stock units that are scheduled to vest within 60 days of April 21, 2021. These restricted stock units are currently held by Mr. Kline and Mr. Liduena, who have assigned their rights and interests in such restricted stock units to Charter. The address for Charter Communications, Inc., CCH II, LLC, Charter Communications Holdings, LLC, Spectrum Management Holding Company, and Charter Communications Holding Company, LLC is 400 Atlantic Street, Stamford, CT 06901.

(3)

This information is derived solely from the Schedule 13D filed with the SEC on March 19, 2021 and the Form 4 filed with the SEC on April 12, 2021. Cerberus Capital Management, L.P. has sole voting and dispositive power for 27,509,203 shares of Series B Convertible Preferred Stock, convertible at any time at the option of the holder into shares of Common Stock (shown on an as-converted basis including accrued dividends). Also reported are 26,969 shares of Common Stock subject to restricted stock units that are scheduled to vest within 60 days of April 21, 2021. These restricted stock units are currently held by Dr. Banerjee, who has assigned his rights and interests in such restricted stock units to Cerberus Capital Management, L.P. The address for Cerberus Capital Management, L.P. is 875 Third Avenue, 11th Floor, New York, NY 10020.

(4)

This information is derived solely from the Schedule 13D filed with the SEC on March 16, 2021. Qurate Retail, Inc. has sole voting and dispositive power for 27,509,203 shares of Series B Convertible Preferred Stock, convertible at any time at the option of the holder into shares of Common Stock (shown on an as-converted basis including accrued dividends). The address for Qurate Retail, Inc. is 12300 Liberty Boulevard, Englewood, CO 80112.

(5)

This information is derived solely from the Schedule 13D/A filed with the SEC on April 6, 2018. Shares are owned directly by Cavendish Square Holding B.V. (“Cavendish”), which is a wholly owned subsidiary of WPP plc that WPP plc owns indirectly through a series of holding companies. WPP plc is an indirect beneficial owner of the reported securities. The address for WPP plc is 27 Farm Street, London, United Kingdom W1J 5RJ. The address for Cavendish is Laan op Zuid 167, 3072 DB Rotterdam, Netherlands.

(6)

This information is derived solely from the Schedule 13G filed with the SEC on February 12, 2021. Weiss Multi-Strategy Advisers LLC and George A. Weiss have shared voting and dispositive power for 6,477,904 shares. The address for Weiss Multi-Strategy Advisers LLC and George A. Weiss is One State Street, 20th Floor, Hartford, CT 06103.

(7)

This information is derived solely from the Schedule 13G/A filed with the SEC on February 12, 2021. PRIMECAP Management Company has sole voting and dispositive power for 5,487,965 shares. The address for PRIMECAP Management Company is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.

(8)

This information is derived solely from the Schedule 13G filed with the SEC on February 2, 2021. BlackRock, Inc. has sole voting power for 3,961,425 shares and sole dispositive power for 4,023,029 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(9)

Excludes 26,969 shares of Common Stock subject to restricted stock units held by Dr. Banerjee, who has assigned his rights and interests in such restricted stock units to Cerberus Capital Management, L.P.

(10)	Represents 26,969 shares subject to restricted stock units that are scheduled to vest within 60 days of April 21, 2021.

(11)

Represents 86,956 shares subject to vested restricted stock units that are scheduled to be delivered on the earlier of Mr. Gotlieb’s separation from service or a change in control of the company and 101,137 shares subject to restricted stock units that are scheduled to vest within 60 days of April 21, 2021.

(12)	Excludes 26,969 shares of Common Stock subject to restricted stock units held by Mr. Kline, who has assigned his rights and interests in such restricted stock units to Charter.

(13)	Excludes 17,077 shares of Common Stock subject to restricted stock units held by Mr. Liduena, who has assigned his rights and interests in such restricted stock units to Charter.

(14)

Includes 58,333 shares subject to vested restricted stock units that are scheduled to be delivered on the earlier of Mr. Livek’s separation from service or a change in control of the company and 202,350 shares subject to options that are currently exercisable.

(15)

Represents 30,194 shares subject to vested restricted stock units that are scheduled to be delivered on the earlier of Ms. Love’s separation from service or a change in control of the company and 101,137 shares subject to restricted stock units that are scheduled to vest within 60 days of April 21, 2021.

(16)	Represents 26,969 shares subject to restricted stock units that are scheduled to vest within 60 days of April 21, 2021.

(17)

Includes 605,957 shares subject to vested restricted stock units that are scheduled to be delivered on the earlier of Mr. Rosenthal’s separation from service or a change in control of the company and 58,224 shares subject to options that are currently exercisable.

(18)	Represents 26,969 shares subject to restricted stock units that are scheduled to vest within 60 days of April 21, 2021.

(19)	Includes 1,376 shares subject to restricted stock units that are scheduled to vest within 60 days of April 21, 2021.

(20)	Includes 83,500 shares subject to options that are currently exercisable and 37,500 shares subject to options that are scheduled to vest and become exercisable within 60 days of April 21, 2021.

(21)

Includes 781,440 shares subject to vested restricted stock units that are scheduled to be delivered as described above, 284,557 shares subject to restricted stock units that are scheduled to vest within 60 days of April 21, 2021, 344,074 shares subject to options that are currently exercisable and 37,500 shares subject to options that are scheduled to vest and become exercisable within 60 days of April 21, 2021.

Equity Compensation Plan Information

The following table summarizes our equity compensation plans as of December 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (3)
Equity compensation plans approved by security holders	2,883,802	$9.82	10,746,533
Equity compensation plans not approved by security holders	—	—	—

Total	2,883,802	$9.82	10,746,533

(1)

This column reflects (i) all shares subject to time-based restricted stock units and deferred stock units that were outstanding as of December 31, 2020, (ii) the maximum number of shares subject to performance-based restricted stock units that were outstanding as of December 31, 2020, and (iii) all shares subject to outstanding stock options as of December 31, 2020. If actual performance under the performance-based restricted stock units falls below the maximum level for these awards, fewer shares would be issued.

(2)

The weighted average exercise price reflected in this column is calculated based solely on the exercise prices of outstanding options and does not take into account time-based restricted stock units, deferred stock units or performance-based restricted stock units, which do not have an exercise price.

(3)

This column reflects the total number of shares remaining available for issuance under our 2018 Equity and Incentive Compensation Plan as of December 31, 2020, assuming the maximum number of shares subject to outstanding performance-based restricted stock units is no longer available for issuance. If actual performance under these performance-based restricted stock units falls below the maximum level for these awards, a greater number of shares would be available for issuance under the plan.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Fees and Services

The following table sets forth a summary of the fees billed to us by Deloitte for professional services for the fiscal years ended 2020 and 2019. Audit-related fees were for services in connection with foreign statutory audits, access to Deloitte’s accounting research tool, our registration statements on Form S-1, Form S-3 and Form S-8, and access to Deloitte’s workpapers for third-party due diligence in connection with our strategic review process. Tax fees were principally for tax consulting services.

Name	2020	2019
	(In thousands)
Audit Fees	$3,137	$4,511
Audit-Related Fees	67	25
Tax Fees	44	56
All Other Fees	—	—

Total Fees	$3,248	$4,592

All of the services described in the fee tables above were approved by the Audit Committee. The Audit Committee meets regularly with the independent auditor and reviews both audit and non-audit services performed by Deloitte as well as fees charged for such services. The Audit Committee has determined that the provision of the services described above is compatible with maintaining Deloitte’s independence in the conduct of its audit functions.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted, and our Board has approved, procedures and conditions pursuant to which services proposed to be performed by our independent auditors should be pre-approved. Such procedures and conditions are set forth in the Audit Committee’s charter. The Audit Committee has delegated pre-approval authority to its chairman for certain services other than the annual audit and quarterly reviews performed by Deloitte. The chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit, audit-related and other services rendered by Deloitte in its capacity as our independent auditor for 2020 and 2019.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of “independent” directors, as determined in accordance with applicable Nasdaq standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates pursuant to a written charter adopted by the Board, a copy of which is available under “Corporate Governance” on the Investor Relations section of our website at www.comscore.com.

As described more fully in its charter, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the company and the audits of the financial statements of the company. Company management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board of Directors for 2020.

The Audit Committee has:

•	reviewed and discussed the company’s audited financial statements with management and Deloitte & Touche LLP (“Deloitte”), the company’s independent registered public accounting firm for 2020;

•	discussed with Deloitte the matters required to be discussed under the applicable requirements of the PCAOB; and

•

received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

In addition, the Audit Committee has met separately with company management and with Deloitte.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2020 be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Jacques Kerrest

Kathleen Love

Brent Rosenthal

The foregoing Audit Committee report was made by the directors who were members of the Audit Committee at the time the company’s 2020 Annual Report on Form 10-K was approved, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

PROPOSALS TO BE VOTED ON

Proposal No. 1 – Election of Directors

Our stockholders are being asked to elect the three nominees named in this proxy statement as Class II directors to serve for terms expiring at our 2024 annual meeting of stockholders, to hold office until their respective successors have been duly elected and qualified.

Our Nominating and Governance Committee recommended, and our Board has nominated, Irwin Gotlieb, William Livek and Brent Rosenthal for election at the 2021 Annual Meeting. Each of these individuals is currently a director of the company. All have agreed to serve if elected, and we have no reason to believe that any nominee will be unable or unwilling to serve.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board unless the proxy is marked in such a manner so as to withhold authority to vote. If any nominee is unable or unexpectedly declines to serve as a director, the Board may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. Alternatively, the Board may reduce the size of the Board, or the proxies may vote just for the remaining nominees, leaving a vacancy that the Board may fill at a later date. Proxies cannot be voted for more than the three named nominees.

The section of this proxy statement titled “Directors, Director Nominees, Executive Officers and Corporate Governance – Directors, Director Nominees and Executive Officers” contains more information about the experience, qualifications, attributes and skills that caused our Nominating and Governance Committee and our Board to determine that these nominees should serve as directors of Comscore.

Required Vote

The nominees receiving the highest number of affirmative “FOR” votes with respect to each class shall be elected as directors. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ABOVEMENTIONED NOMINEES AS DIRECTORS PURSUANT TO PROPOSAL NO. 1.

Proposal No. 2 – Advisory Vote to Approve Named Executive Officer Compensation

We are seeking the advisory, non-binding approval of our stockholders with respect to the compensation paid to our named executive officers as disclosed in this proxy statement.

The objective of our compensation programs for our executive officers is to align executive and stockholder interests, motivate achievement of key performance objectives, attract and retain top talent, and prioritize a strong, ethical corporate culture. Our compensation programs are designed to motivate and reward our executive officers for achievement of positive business results and to promote and enforce accountability. Overall, we seek to maintain a performance-oriented culture with compensation opportunities that reward our executive officers when we achieve or exceed our goals, while putting a significant portion of their target compensation at risk in the event of underperformance.

This proposal gives you, as a stockholder, the opportunity to express your views on the compensation of our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking stockholders to approve the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion included in this proxy statement, is hereby APPROVED.”

Required Vote

You may vote for or against this Proposal No. 2, or you may abstain. Approval of this proposal requires the affirmative vote (“FOR”) of a majority of the shares present or represented by proxy at the 2021 Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory, it will not be binding upon our Board. However, our Board and Compensation Committee will consider the outcome of the vote, along with other relevant factors, in evaluating our executive compensation programs.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 2.

Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2021. Deloitte has served as our independent audit firm since 2017 and audited our financial statements for the fiscal year ended December 31, 2020. For more information about services Deloitte provided to us, as well as our procedures for approving such services, see the section of this proxy statement titled “Principal Accounting Fees and Services.” A representative of Deloitte is expected to be present at our 2021 Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders.

Ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. Our Board is submitting the appointment of Deloitte to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain the firm; however, the Audit Committee may, in its discretion, continue to retain Deloitte. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

Required Vote

The affirmative vote (“FOR”) of a majority of the shares present or represented by proxy at the 2021 Annual Meeting and entitled to vote is required to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2021. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3.

OTHER INFORMATION

Other Matters to be Presented at the Annual Meeting

We do not know of any matters to be presented at our 2021 Annual Meeting other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our Common Stock or Series B Convertible Preferred Stock may contact the Board, a committee of the Board or a specified individual director by writing to the attention of the Board (or a specified individual director or committee) and sending such communication to the attention of our Corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our Corporate Secretary will forward all appropriate communications to the Board, the applicable committee of the Board or individual members of the Board as specified in the communication. Our Corporate Secretary may, but is not required to, review all correspondence addressed to the Board, a committee of the Board or any individual member of the Board, for any inappropriate correspondence more suitably directed to management.

ANNEX A

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make certain statements in this proxy statement that constitute forward-looking statements within the meaning of federal and state securities laws. Forward-looking statements are all statements other than statements of historical fact. We attempt to identify these forward-looking statements by words such as “may,” “will,” “should,” “could,” “might,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “target,” “goal,” “predict,” “intend,” “potential,” “continue,” “seek” and other comparable words. Similarly, statements that describe our business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. These statements may relate to, but are not limited to, expectations of future operating results or performance; expectations regarding the impact on our business of the COVID-19 pandemic; macroeconomic trends that we expect may influence our business, market position or customer demand; expectations regarding the introduction of new products or expansion into new markets; regulatory compliance and expected changes in the regulatory or privacy landscape affecting our business; plans for growth and future operations; the impact of new partnerships; as well as assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These statements are based on expectations and assumptions as of the date of this proxy statement regarding future events and business performance and involve known and unknown risks, uncertainties and other factors that may cause actual events or results to be materially different from any future events or results expressed or implied by these statements. These factors include those identified in Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2020 and those identified in other documents that we file from time to time with the SEC.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should not place undue reliance on forward-looking statements, which apply only as of the date of this proxy statement. You should carefully review the risk factors described in our Annual Report on Form 10-K and other documents that we file from time to time with the SEC. Except as required by applicable law, including the rules and regulations of the SEC, we undertake no obligation, and expressly disclaim any duty, to publicly update or revise forward-looking statements, whether as a result of any new information, future events or otherwise. Although we believe the expectations reflected in the forward-looking statements are reasonable as of the date of this proxy statement, our statements are not guarantees of future results, levels of activity, performance, or achievements, and actual outcomes and results may differ materially from those expressed in, or implied by, any of our statements.

A-1

VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy COMSCORE, INC. card in hand when you access the web site and follow the instructions to obtain 11950 DEMOCRACY DR., SUITE 600 your records and to create an electronic voting instruction form. RESTON, VA 20190 VOTE IN PERSON You may vote your shares in person by attending the 2021 Annual Meeting. Directions to attend the Annual Meeting where you may vote in person can be found under the “Locations” section of the Company’s website at www.comscore.com. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D51049-P56802 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY COMSCORE, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following: 1. Election of Directors: ! ! ! Nominees: 01) Irwin Gotlieb 02) William Livek 03) Brent Rosenthal The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. The approval, on a non-binding advisory basis, of the compensation paid to the Company’s named executive officers ! ! ! 3. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending ! ! ! December 31, 2021 Note: In their discretion, the proxies may vote on such other matters as may properly come before the meeting or may otherwise be allowed to be considered at the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D51050-P56802 COMSCORE, INC. Annual Meeting of Stockholders June 10, 2021 11:00 AM, EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Gregory Fink and Ashley Wright, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock and Series B Convertible Preferred Stock of COMSCORE, INC. that the stockholder(s) is/are entitled to vote at the 2021 Annual Meeting of COMSCORE, INC. to be held at Carr Workplaces, located at 1818 Library Street, Suite 500, Reston, Virginia 20190 at 11:00 AM, EDT on June 10, 2021, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side